EXHIBIT 99.1

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SAFE HARBOR
In addition, the meeting transcript may contain certain statements related to future events and expectations and as such constitute forward-looking statements involving known and unknown factors that may cause actual results of Caterpillar Inc. to be different from those expressed or implied in the forward-looking statements. In this context, words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “will,” or other similar words and phrases often identify forward-looking statements made on behalf of Caterpillar. It is important to note that actual results of the company may differ materially from those described or implied in such forward looking statements based on a number of factors and uncertainties, including, but not limited to, changes in economic conditions, currency exchange rates or political stability; market acceptance of the company’s products and services; significant changes in the competitive environment; changes in law, regulations and tax rates; and other general economic, business and financing conditions and factors described in more detail in the company’s filings with the Securities and Exchange Commission, including the third quarter Form 10-Q filed with the Securities and Exchange Commission on November 2, 2006. We do not undertake to update our forward-looking statements.

Final Transcript
Conference Call Transcript CAT - Caterpillar Inc. Analyst Meeting Event Date/Time: Nov. 03. 2006 / 8:00AM ET

CORPORATE PARTICIPANTS

Michael DeWalt
Caterpillar Inc. - Director IR

Doug Oberhelman
Caterpillar Inc. - Group President

Gerry Shaheen
Caterpillar Inc. - Group President

Jim Owens
Caterpillar Inc. - Chairman, CEO

CONFERENCE CALL PARTICIPANTS

Cliff Ransom
Ransom Assoc. Inc. - Analyst

David Raso
Citigroup Global Markets - Analyst

Peter Bates
T. Rowe Price - Analyst

Barry Bannister
Stifel, Nicolaus & Company - Analyst

Alex Blanton
Ingalls & Snyder - Analyst

Ann Duignan
Bear, Stearns & Co. Inc. - Analyst

Doug Thomas
JET Investment Research, Inc. - Analyst

Joel Tiss
Lehman Brothers - Analyst

Jamie Cook
Credit Suisse First Boston - Analyst

PRESENTATION

Michael DeWalt - Caterpillar Inc. - Director IR
Good morning, everybody. I hope you all slept well. And for those of you that didn't make it here last night for the tour and product demo, welcome this morning. We -- I'm not going to talk very long here. We've got a pretty full agenda, but just a couple of things. One, remember everybody, if you have cell phones or Blackberrys on and they're ringing, if you'd shut them off, that would be great. The second thing is, I just want to take a second to go over, very briefly, the agenda for today. Could you -- oh, actually first, Safe Harbor.

And, this will set for all three speakers today. We're not going to show a separate Safe Harbor statement, but a lot of what we're going to talk about today is forward-looking. Jim, in particular, is going to talk about our 2007 outlook. Our Q was filed yesterday, and so there's a new Safe Harbor in the Q. So, please read through that. It's on our website.

Our agenda for today, it's actually very simple. We have three exceptionally good presentations for you today. The first is Group President, Doug Oberhelman, and Doug is going to give you a very good overview of what's going on in the engine business, including the situation with Truck, a bit about the Lafayette facility that most of you saw last night, for example, capacity. Group President Gerry Shaheen is going to talk about the Machine business and the exciting and extensive product programs that are in play right now.

And then finally, we'll end up with our Chairman and CEO, Jim Owens. And, Jim is going to talk about our strategy and how we're doing in terms of implementation and then talk with you a little bit more about the 2007 outlook. And then when we're done, we're going to kind of hold the Q&A for the three guys at the end. I expect we'll have somebody that didn't pay attention. I expect we'll have about 45 minutes to an hour -- fits in for Q&A.

Now, just in terms of logistics, we are really are going to try hard to get this cut off at 11:30. We're going to try and get the buses out of here at noon to try and keep the flight schedules that you have set. The traffic getting back to Chicago's a little bit uncertain on a Friday afternoon, so we want to try to adhere to the schedule. Yes.

So with that let me introduce, Doug Oberhelman, Group President with major responsibility for the Engine business.

Doug Oberhelman - Caterpillar Inc. - Group President
Okay, thank you Michael. Good morning, and welcome everyone. First of all, a little audience participation, who's been here before to see Lafayette?

Unidentified Audience Member
We were here last night.

Doug Oberhelman - Caterpillar Inc. - Group President
Yes, before last night. I guess I should have anticipated a good question like that. Let's see it again. So quite a good, that's good. And, I assume you all saw a quite different Lafayette than you did the last time, which I think was almost ten years ago when we did this here at Lafayette plant. It is by far, our pride and joy in the Engine business, and I'm among three or four other plants, probably one of the flagships of Caterpillar.

I hope you saw of the new investment going in. I hope you saw the C175, our brand new engine that we'll be starting to sell late next year, a lot of things on lean manufacturing, which I hope you can see and identify with as well as opportunities to go a lot further with that, which is one of the messages we had for you today. So, we welcome you and on behalf of the leader of the Engine division, we're glad you're here in our group, and I'll talk for a few minutes about the Engine business. We'll have, as Mike said, time for Q&A at the end.

Let me get started here a little bit and show -- you're going to see a little bit different look, I think, of the Engine group than we've done in a while. To start out with, our mission statement, which is relatively new and defined, at the top of the list of course is to server Caterpillar. And, Caterpillar is a good customer. It's not our biggest customer in the Engine business, but certainly a good one, and we want to make sure that our power systems contribute the differentiation of Caterpillar machines. That's what we do everyday. We've got to do that day in and day out better than anybody else in --.

So, that's our lead off mission. We want to participate in industry segments where we can achieve attractive returns, and we want to achieve sustainable profitability in all segments, which frankly, we have struggled a little bit with in the past through the cycles. So, those are kind of our three legs on our stool in the Engine business, serve Cat, be profitable and be sustainable profitable going forward. And, I think I'll show you here in convention in a few minutes that we're well along that program.

A little history of the Engine business, you can read what's up here, first diesel engine in 1932; entered on-highway business in 1959; some great acquisitions in the 90s, MaK, Perkins, we had owned 50% of FG Wilson and concluded the other half of that in 1999; and of course, introduced ACERT in 2004. A little factoid for you, 1978, the Engine business was a $1 billion business. And about -- this spans about my career. Today, it's $11 billion with a couple more for captive product, big-time growth, and I would say, a real core for the company the last 30 years, and certainly is going to be for the next many, many years as far as I'm concerned.

Look back to 1997, which was kind of our last peak in the Engine business, in terms of net sales and our operating profits, these are numbers right out of our reports. You can get this. About $11 billion, this doesn't include the Cat machine business that we transfer and last year, about 10% ROS on an operating profit basis. Through nine months of this year, as you know, we're about a little over $9 billion in sales and about 11% ROS. And, we're all very proud of that. This will be a record year in terms of sales and operating profit for the Engine business, and I think is in a launching pad for greater things to come.

Perkins is kicking in nicely. MaK is kicking in nicely, and we're seeing some very good strengths across the board, which I'll talk about later. But, you can also see a fairly nice run here in sales over this period -- ten-year period of time. Granted, a good piece of this was due to acquisitions in '97, '98 and '99, but you can see since then, we've hung in there pretty well. A little trough there in 2002 in the Engine business and in Caterpillar, for that matter, but a nice recover since then, and I think you'll find these are the best margins and the biggest in our industry and the Engine business anywhere.

You will have -- I should have said that at the beginning. We will give you at the end -- Mike, why don't you take that?

Michael DeWalt - Caterpillar Inc. - Director IR
Inaudible - microphone inaccessible are posted on the website, so they'll be available to you .

Unidentified Audience Member
But you don't have to pay for copies .

Michael DeWalt - Caterpillar Inc. - Director IR
No, we're not handing out paper copies.

Doug Oberhelman - Caterpillar Inc. - Group President
You'll have to print them off. Take a look at our brands and our platforms here on this screen, if you would, a pretty nice line-up, I think, across the board when you think about Caterpillar brand, Perkins brand, MaK brand, FG Wilson in generators, and Olympian brand in generators, and of course, Solar Turbines. And, I would remind you that we're putting Solar Turbines in this Engine discussion as well, all the way from very small engines, 0.5 liter all the way up to a 330,000 horsepower industrial gas turbine at Solar. And, we've kind of broken this up into a -- maybe a little different look than you're used '02 in the past, kind of our big five platform areas in our unit production in each of those.

I'll start from the left on this, small high speed, a great growth opportunity around the world in my opinion. And, that really would apply into the next medium high speed size as well, but we're really focusing the 4.4 liter and down, which is a Perkins brand primarily. And, it's basically all industrial business, all OEM, all third-party business, tremendous growth opportunities in India and China down the road. This is really our launch pad. This year, we've grown this, the very small piece of this, what we call the 400 Series, about four times in the last four or five years. So, we see this as a launching pad. It's one we like very much.

Medium high speed, 6.6 liter to 32 liter, this is the product you know as our On-Highway business. A lot of our core machines use this product, about 250,000 units last year. You can see the various categories, and just by reference here, if you see a C prefix, it means -- followed by a numeric, it means the liter size. So, C6.6 would be a 6.6 liter engine. That's primarily built by Perkins today. Eleven through 18 is mostly all product for on-the-highway business primarily, but a lot of captive requirements as well and then, the C27, the C32 that we build down in Griffin.

Moving along then, we're right here in the heart of the 3500 and the C175, which we would call large high speed, about 10,000 units last year, a lot of investment going on. I'll talk about that a little bit later. Then, we move into large medium speed, the 3600 which you saw again last night on your tour here as well as MaK over in Kiel and Rostock, Germany, lots of investment going on there as well. We're moving up in that size class, and this year, just received our first cruise ship orders in a 16-cylinder, what we call a CM43 model, a brand new market for us that we've never really touched in touched in Blue Water Marine.

And then of course, Solar Turbines, really a jewel for Caterpillar, I should have pointed out in that earlier slide, we bought that in 1981. I don't know what we would do without it today. And, I suspect all of you feel the same way. And, you can see our product line-up there, anywhere from -- all the way up to 30,000 horsepower, so without question, the broadest line in the industry in the Engine business. And, you can see the segments we serve down below, Electric Power; On-Highway; our Machine business; Marine, which is primarily a commercial marine business; Oil and Gas; and Industrial.

To emphasize this a little bit, we've put the power range on here. Now, all the way from really the 0.5-liter way down in horsepower, all the way up to the Solar size, and you can some new things on here. And one that I wanted to point out is the C175 that will span the 3500 and 3600 range products. You saw that product last night. I hope someone pointed out to you that Tandem 3512, that is two 12-cylinder engines together going into our mining truck today that will be replaced by one 20-cylinder C175. And, that's a tremendous opportunity and cost reduction in that truck, not to mention the efficiency, payload, everything else that's on that.

Our first introduction to that will be Electric Power business late next year. We have a number of those running, and by all accounts, we are really going to like this. The 3500 has been a flagship for Caterpillar for 30 years or more. The C175 will be that for the next 30. We are very, very optimistic about that product.

Now, you can see down the path then as we go, the C7, C9, the 1100 Series, I want to spend just a minute on. That's the Perkins brand. That's primarily built in Peterborough, UK, lots of success with that. And, I think the lower end of that on down into the smaller size, the 400 and 800 Series, afford us a lot of growth opportunity down the road, primarily into developing markets. We're very optimistic about where we can take that. This is by far, the broadest product range of any offering in the world by any of our competition.

And, we use an awful lot of common platforms, common components and common systems across this line-up for leverage and synergy. So, the growth and building blocks we've put in place the last few years with the acquisitions we've had have allowed us to get to this point today. And, I really think that 2004, five, six, seven, eight and nine are the payoff of these synergies that we put in place ten years ago. And, we'll see this as we go forward, lots of opportunity.

This chart on sales by industry, you've seen before. It -- I want to highlight here kind of the spread of business that we have for you. About 85% of our business is commercial, OEM, external, third party sales to somebody else, our OEM business. About 15% only is Cat Machine, granted, an important customer of ours, and why we're here in the Engine business is to serve the Cat Machine industry, but it really doesn't drive the business. What drives our business and growth is the external sales and lots of concentration to get that done.

Obviously, Electric Power has been a growth opportunity for us after the Y2K, what I call the greatest hoax on the American people since Houdini I guess. But anyway, we have built that business back. I'll talk about growth rates on that in a minute. It's a big, important piece of our pie and various brands that we offer. Almost all of our engines are sourced into Electric Power in some form or another. So, it's a very critical piece for us around the world, and particularly, as the world strains with keeping up with supply of electricity, both through transmission lines and prime power source.

On-Highway, I'll talk about in detail in a minute. We are very happy with our business. And, I know there's a lot of questions about where we're going with this. "Is ACERT going to work?" And, "Oh my gosh, the sky is falling on this stuff." But, I'll tell you we heard the same thing back in 2002. When we decided to go our own way on ACERT, because we couldn't make exhaust gas recirculation work, we didn't make many friends anywhere. Customers, competition, many outsiders thought, "Why would you go against the industry?"

Well, I think it's proven now we've got over 400,000 ACERT products lined up working today. We've maintained our market share very nicely in the On-Highway business in heavies and mid-range for that matter. And, the ACERT engines in our Off-Road business in the basics of fuel economy, reliability, durability are out-performing every one of our competition.

And, we said the reason we drove to ACERT in the beginning was because we couldn't get exhaust gas recirculation to work, and we had to serve our Cat Machine customers. That, I think, has been proven with our 2004 products. 2007 product, again, we're going a little bit different way than everyone else. Exhaust gas recirculation won't work for us, but we decided early on that the amount of gas that we've got to recycle through that engine is too much for our off-road and certainly for on-road. I'll talk more about it, but it's quite an interesting play in the business, and I'm very happy with where we are.

Oil and Gas has been a -- Petroleum here has been a great winner over the last few years, and again, about 24% of our business in 2005. And, you can see Industrial and Marine are smaller, but very important pieces in terms of volumes and our customer base. Here's another quick line-up I'll review here quickly. The Electric Power business, about half of our business is standby, so this is standby electric power some where around the world through our brands.

Prime's about another third, and the rest is either rental or power plants or whatever it may be, On-Highway Truck, about three-fourths of that's heavy, heavy duties. That is 11 liters and up, 11 through 16-liter engine primarily, North American On-Highway. Mid-range is about the other quarter or so. And, there's a few small -- about 5% of this is specialty vehicles to ambulances to RVs to anything else on the highway.

Petroleum, gas compression is our big -- is our big important market. About a third of our business in the Petroleum business in our Oil and Gas segment is to gas compression, about a third or so to drilling and about a third in those other segments I've got listed there, a very important piece. And, the nice thing about gas compression is, the products run 24 hours a day, seven days a week for an awfully long time and generate continued parts revenue over a long period of time. So, it's an important business, one we like.

And, I was privileged this morning to have breakfast with a very important customer of ours in gas compression, and I'm happy to report that that business is going strong, even with the letdown in the oil price a little bit and gas -- natural gas prices a little bit. We're really not seeing much, if any, in fact not at all, any backup in that business as yet. So, everybody's optimistic, and we really feel strong about it. You saw a lot of investment going on in here in Lafayette to address that to catch up. And, I think we'll see a lot of demand in it to -- through '07, through '08 and hopefully, even into '09.

Cat Machine business, I don't have to say much about. You've seen that. Gerry'll talk more about it in just a minute. Perkins, our Perkins base supplies a lot of our Cat branded product for building construction products. We have a nice core of business out of Mossville in the 11 to -- really to 32-liter size, and is our prime customer of why we exist and why we're in business today.

And, we really think with the ACERT engine that we offer today for off-road equipment coming our with Tier 3, starting last year, this year and fully implemented next year with Tier 4 right behind it in 2011, ACERT sparkles in off-road applications, fuel economy and reliability. And, that's why we went that way. So, we're really happy with that, and I'll let Gerry talk more about that in a few minutes.

Our Industrial business is really interesting, heavily Ag piece of that, but it's virtually everywhere. We sell engines to all kinds of applications, whether it's air drills, whether it's Ag tractors, whether it's lift trucks, most of this again is Perkins and Peterborough sourced.

The Marine business is growing and important one for us. Commercial is about 80% of this, and these are heavy, commercial tugboats, anchor handlers. I mentioned the cruise ship business we're penetrating now. This is really heavy duty, Lafayette style, 3500. The C32 size we make in Griffin, nice margin business. Business is booming. I'm happy to say in the pleasure craft that we are very strong in the over 140-foot segment of the pleasure -- of the luxury yachts. We've got very high market share with that. We are the standard of that industry. It's a very lucrative one for us and very visible as well.

So any of you buying your 280-footer in the next few years, I would hope you'd consider Cat as that. But, if you go to the boat show, if you go anywhere and you talk to these mega yacht people, it's Cat is the standard, and, that plays to our strength as well. So, a nice spread of business in our Engine world. I think we've got a nice diversity in a lot of segments into our main segments to give us some nice go opportunity as well as some stability going forward.

I'm not sure you've seen these next series of slides the way I've put them together here, but this is just 2005 split of where we are. And, one of the things on this chart that will leap out of you is, a lot of business in North America, a lot of business in Europe, Africa and Middle East, pretty decent business in Latin America and a little paltry exposure of $1.5 billion in Asia-Pacific. Now, that's a big number by most standards, but certainly, there is an opportunity. And, I'll talk more about that in a minute. But, we're quite pleased with our geographic sales base.

We've got production facilities in North America. We've got production facilities in Europe, primarily the UK, in Brazil. Frankly, we need a production facility in China and we're -- and India, and we're working on that. But that, I hope, will show you there is lots of opportunity yet to come in this Engine business at Caterpillar, one that we're going to take advantage of.

I've got -- this might be a little small for you, sorry about that. But where our units are produced, prior chart was dollars, this is units, same thing jumps out at you fairly quickly, North America about 240,000, primarily off of Peoria based or Mossville, also down in Georgia, where we make engines in Griffin and a lot of sub-component facilities around the country; in Europe, primarily UK based, Peterborough with our Perkins site but a lot of component sites as well, a few 7-liter engines made and a few thousands -- a few tens of thousands actually made in Gosselies just to supply Europe. The Brazil plant is doing very well and primarily supplies Latin America, and that business, our machine business in Brazil.

And then, you get to Asia-Pacific. And while we've got, I guess, a half a dozen or so, five or six plants listed there, we're only producing 6,500 units, and huge opportunity. And, this is an opportunity, as I mentioned earlier, it's really 7-liter, 6.5-liter and down, a lot of Tier 1 engines, a lot of Tier 2 engines, mostly mechanical, not a lot of electronic engine opportunity. Emissions aren't where they should be yet, although China and India are catching up fast in many of the applications. And by the late -- by 2010, I think, we'll see emissions regulation in China and India similar to what we see in Europe and North America, but a vast opportunity for Caterpillar down the road.

We are spending a lot of time on our strategy in China and India, somewhat challenging opportunity to get there. It's a -- we need an engine base in China, and we're working on it. And, it's a very active program we have, and that's about all I'll say at this point. But, we are spending an awful lot of time and resources having an organization in place to get a based going to take advantage of that. Again, it's going to be mostly off the road, mostly third-party OEM and mostly 7-liter and down. And, that's kind of the organization we've put together to go after that and figure out we should be doing there for two pretty big markets today, but very big markets down the road.

I want to delve into our industries. I'm going to take a look at each of the five segments here for you. Looking at '06 and '07, I'll give you an -- this is an industry growth rate now. It's not a Caterpillar number by any stretch, but it gives you kind of an idea of what we're thinking about for 2007 in each of these industries the way we define. Start with Oil and Gas, and based on my breakfast this morning, this I hope is conservative, but we'll see how it turns up.

We had good growth in 2006, about 24% over '05 and up another 19% in 2007, fabulous growth in this business around the world. And, it's not just in North American gas or Middle Eastern oil. It's across the board. It's pipeline. It's marine. It's offshore. It's just everything that's doing so well right now, obviously driven off the high price of energy. Our number for 2007 Oil and Gas -- or I'm sorry, Oil is about $66 a barrel is a forecast number we're using.

We think that investment continues nicely down to about $40 a barrel, and at one time, I think I was in the camp that we'd see $40 at some point in time, and I'm afraid that may be moving into our history than I think. But, we've got lots of room here before we think we see slowdowns in investment rates, and there's no evidence of that so far. So, we're pretty optimistic about that, and whether it's 24 or 19 or whatever it turns out to be, it's very good double-digit growth for increasing capacity into this to make it happen. And, we'll like this business in '07 and beyond, I'm very sure.

A wild card we've got here that we haven't had in the past when we spoke to you was China. Certainly, China has changed the energy world. And, I'm not quite sure, and I don't think we all understand what's going on there. But, we are seeing coalbed gas applications. We're seeing new kinds of methane landfill, you name it, opportunities in China that we, frankly, have never seen before. So, we're very optimistic with that, and I think that puts a cushion on our business because we do so well in China right now, if we see a slowdown in some of the others.

So, we're really optimistic about how that plays in all of this, but I can't tell you how that affects the price of a barrel of oil. Who knows? But, there's lots of alternative energy -- alternative energy opportunities going in China, which we can take advantage of and are. We just -- we see there, really nice order for some coalbed gas that we made that announcement, 20-cylinder 3500s, a beautiful order for Electric Power. And, there are more of those that are coming.

Just about every -- all the OEMs in gas compression, drilling, serving, offshore, you name it, are investing. That continues. That's going to help us, certainly, in Solar Turbines on the industrial gas side, where that's about three-fourths of their business, wonderful business on profits offshore and on pipeline as well. So, this is just across the board good story. We are capacity constrained.

You saw the beginning anyway, a couple of Mazak crankshaft machines out there of the investment of we're making of about $120 million, which should be, for the most part, wrapped up by the end of '07. I think you -- I hope you felt a little bit, some of the lean manufacturing opportunities we have that allow us to increase capacity without a lot of investment. We've seen some of that already. In fact, I would attribute about 10% of the capacity increase we've had so far to lean initiatives.

And those of you that have been in an auto or other plants that have seen kind of the state-of-the-art lean manufacturing facility know that we've got opportunity, and we're spending a lot of time on that, and Jim'll talk about that in our Cat Production System, but there's lots of opportunity coming there without a lot of investment. We're also moving some of our Vs, our V12s from Griffin, Georgia up in the power range through a little more air in fuel to take advantage of some of the opportunity in the lower 3500 range, so we can displace some of the 3508, for example, the 8-cylinders with some of the higher horsepower Vs down in the 12 range.

That frees up some 3500s to move into this market. So, it's a multi-pronged approach on a lot of efforts to really get this capacity increased by what will be most -- for the most part, the middle of '08. And, I'm hoping we can even advance that a few months anyway, and some of that, we'll see in 2007. We've seen some of that in 2006. Marine, kind of an energy story and also a world trade story. MaK is leading the charge with us on ocean-going freight, on Blue Waters, on tankers, on all kinds of heavy freight haulage on this -- on the ocean.

And as I mentioned, we're introducing a new machine, a new engine on the 16CM43, which moves us up into the cruise line business. It doesn't compete with the very big cruise ships you -- the QEII and some of those, but it puts us up in the market where we can finally compete for those, and we have won some orders in this for the first time in 2006, doing quite well. So, that's an opportunity for us.

Lots of Oil and Gas here, I mentioned the -- three-fourths of this or so is our commercial business in the Marine industry. A lot of that's driven by offshore platforms, not only in the Gulf, but Alaska. All of the offshore drilling we're seeing requires support vessels of some kind whether they're crew boats, tugs, whatever they are, this is what's drive -- behind driving this to a great degree, and to mention the Asia trade back and forth, which is driving a lot of super freighters and cargo ships. So, we're enjoying that to a very great degree here.

The mighty up market, I mentioned, you would think that the boat market would slow down and it has. The pleasure craft, I think, 40-feet, 50-feet, 60-feet and under has really slowed down in the last few months and year. The 100 to 140-foot plus has taken off, and that's our sweet spot, particularly for a lot of those engines us say, so plays to our strength very well around the world.

Electric Power, great business for us, and one with FG Wilson, the Cat brand, the Olympian brand, and Perkins even sells some loose engines to other packagers. We have a very nice business here. And, if you added all those up, I won't share with you what our market is, but it's a very, very nice number in line with some of our other leading market shares as well.

North America is slowing certainly here, and we see somewhat of a flat demand for electric power, primarily standby in North America. Africa, Middle East and Latin America are exploding, however. We see lots of opportunities there in 2007. I should say, we're seeing about the same growth rate in '07 as we saw in '06, about 8% or so. China, Asia, India, kind of flattish in 2007 we think, but the growth in some of the other areas should give us, again, about what we saw in growth rates for 2006.

Lots of things happening here, we're really working on expanding our product range on an integrated basis, up and down the supply chain. Today for example, we can supply basically, all the switch gear, the transfer switch, standby uninterrupted power in one transaction. We have a joint venture with Eaton on some of this. That's going very well after kind of a sluggish start two years ago, and we're quite pleased with the way dealers and our customers have responded to this. So, we do have a full range offering. And then of course all the way down to the FG Wilson, gen sets coming out of Northern Ireland, where it's a kind of a sell and go product we like.

We opened a new plant this year in Newberry, South Carolina for US North American packaging for FG Wilson's size. It'll be Cat branded, but it's basically under 250 kilowatts or so to supply the western hemisphere. It's a NAFTA play and also a play for North America production, so we're adding a lot of capacity in the smaller end of gen sets for North America and South America and Mexico and Canada for the NAFTA tariffs, so a lot of things happening there.

I do feel that the Asian growth in India and China will catch up, and we've seen Asia, and primarily China, going booms and busts in electric power for standby, primarily as government policy dictates what they want to do with their utility supply. So, that comes and goes, but basically, it's been a nice steady business. You can see our blip here at Y2K, and then another -- and a downturn in '03, '02, which was kind of economically related, but this is one of the flatter curves you'll see in any of our industries. And, we like this an awful lot, and I think will contract a lot of things like electrical production around the world and demand and figure out where this will be ultimately.

Industrial industry, I know that's a nice term, probably a categoric term, but when we say industrial, we really mean third-party OEMs to a number of segments. This is led by the Ag market, actually, around the world. It's a huge opportunity. There's a number of players. We are a leader in this. We see growth slowing a little bit in 2007 from 2006, but it's kind of hard to call it at the moment. But certainly, we think Ag will be flattening in Europe.

North America is, we think, going to slow down a little bit from '06, but lots of opportunity in growth in India and China. And, this is where we're focusing an awful lot of our strategy for kind of the next growth spurt and phase down the road. And how do we do that? With a Perkins base, call it a 6-liter, 7-liter and down size, both production facilities and sales.

Part of our challenge in China, frankly, is the local engine market is a three-tier one that is a 1950s style engine. And those of you who have been there and see what they deal with, the first-world technology of ACERT is way over their head at the moment, but they're catching up quickly. So, part of the play is, how do we do this, introduce our technology where it's needed, where we can add something and still get the volumes at a local manufacturer -- the indigenous manufacturers inside China. And, that's been a little frustrating and challenging for us, but I will tell you, we have a number of initiatives underway that we are working right now, and we'll get something done here fairly quickly. I'm optimistic.

But, we've got to be there. We need a production source. We're getting to the point where we have almost adequate critical mass on our own through our construction equipment, through our Wheel Loaders business and our Excavator business, so we're making some headway for some captive volumes to be our stepping stone. So, this is coming together, and we'll get there.

Industrial investment is up in Europe, a lot of different things happening there, particularly in eastern Europe for this, so kind of flattish in '07 over '06 on Highway. Wow! Two different curves here in a way, and I think both of these have an awful lot to say. This goes back to 1990. And, I don't know how you feel about that top curve, but when you look behind that top curve and realize those troughs and peaks are driven by, essentially, emissions regulations, essentially by the EPA, you'll wonder about government policy sometime. But, I won't get into that, because the fact of the matter is, we have cleaner air today than we've ever had coming out of diesel engines. And to me, that's very important.

And the 07 regulations, when they hit January 1, followed by the '010 regulations when they hit will mean the diesel engine on-highway is going to be alive for an awfully long time. In fact, that diesel engine in 2010 will be, in some respects, cleaner than a gasoline engine. So, given the price of oil and however that affects gas and diesel -- gasoline and diesel will have something to do with this, but we will have very clean air.

We're predicting a drop -- a significant drop in '07. We put the numbers out in a quarterly release, down to about 190,000 heavies, I think. It's going to be a tough year. It's going to be a tough first quarter. It's going to be a horrible January. And for lots of good reasons and bad, we are very confident of our engine. And, I'll tell you more about that in a minute. Mid-range isn't going to be affected so bad and it hasn't been in the past, as you can see the last few cycles of emissions regulations.

I want to talk about ACERT for a minute and where we are that, a little over 400,000 engines out there today. And ACERT, this is primarily the '04 -- 2004 On-Highway product, where we have about 40 -- 400,000 engines out, I believe, and the Tier-3 product that we've introduced the last couple years, about 25,000. Off-road, working very well, and all of the reports we get back compared to our competitors on fuel economy and reliability, durability are excellent.

On-road, I'll let that speak for itself. We've passed through an awful lot of higher price. We've maintained our market share and, in fact, those of you that see awards, saw the highest market shares we've had, really since pre-ACERT in the last few months, so quite interesting how that's playing out.

How did we do this? We've told this story many times before. But, it's an engineering marvel that I that only Caterpillar could have done, because we own all of the elements, the electronics, the air handling, the combustion process and now, we've added aftertreatment. We've started a new plant in Monterrey, Mexico. We're up to about 100 employees there to supply all of our aftertreatment and hopefully, third-party customers as well.

We'll assemble the diesel particulate filter. We'll assemble our regeneration system. We'll assemble everything we need after that engine to treat that air as it comes out of the engine. And, I'm very optimistic about that, both not for our captive -- not only for our captive business, but also for third-party customers. O'Hare Airport, those of you that flew in there, probably saw a lot of Cat equipment up there.

They required every machine on that job, no matter what its age, to use ultra low-sulfur diesel fuel. And, they've been the single biggest user of ultra low-sulfur, well ahead of their requirements and retrofit all those engines for clean air. That's coming. And, that's what we're going to be ready for, and that's the piece of this aftertreatment business we like so much. But, I'll move on. I could get going on this one for ever.

On-Highway ACERT, 2007, where are we? I've got it on the slide here. We will have by January 1, when we introduce this product to the OEMs, about 12 million miles on-road, all of which were burned -- were burning ultra low-sulfur fuel. I wouldn't normally say this, but I can tell you, this is more than two and a half times the next competitor by their statement to the press last week in a trade forum, and most of that mileage of 5 million wasn't run on ultra low-sulfur fuel.

We are targeting this engine to be introduced spike free quality at the JD Power levels of quality performance that we have won six times in a row on the heavy duty engine for the last six years. When we introduce the '07 engine, it will have the same amount of task, the same amount of elevation, hopefully the same reliability right out of the gate that all of those six-year winners before it had when the won a JD Power award for heavy duties. And, there's been a lot of buzz in the press.

I don't think anybody is our friends on this about what they think we can do or can't do, but we are going to have an engine in '07, January 1, ready to go that's as good as '06, fuel economy, equal to the '06, fuel economy equal to the pre-'04, no-ACERT engine. And we think, again based on what we're hearing from others, 5% to 10% better fuel economy because we're not running the poison back through the engine.

So, that's what we're setting up to do. That's what we're planning on. And, if I could take you through the test and validation process we use compared to what we've done in the past for any engine we've ever introduced, I think you would be impressed with what we're doing to eliminate quality problems on day one. We've filed with the EPA. We've gone back and forth a number of times the last few months on inquiries and questions. We expect any day to get our certifications.

I think we're all -- all of us in the industry are in about that same boat. But, we'll be ready. We've got a tested engine. We're going to be very proud of that thing once the -- once this curve sorts out, January, February, March and once the industry starts to understand what really is here and what we're going to do.

So, I won't spend too much time on this, but it is really the synergies of an awful lot of technology we're bringing to play here, our own fuel system, clean gas coming through part. I want to spend a minute on this, the difference between EGR exhaust gas, as we know it and knew it back in 2000 when we abandoned it because it wouldn't work for us and ACERT.

In the case of ACERT, we are taking a fraction of what we would have taken in exhaust gas back through the engine after all treatment and after it's been cooled. So essentially, the exhaust stack you saw in those trucks last night, what comes out into the atmosphere, a fraction of what the EGR would have take, goes back into the engine, is cleaned and cooled and injected back in the engine.

The EGR engine that we experimented with that we would have used -- I don't what the competition does, although I do -- am being a little cynical, takes it and before the aftertreatment when it's hot and runs that back through the engine at a factor of, again, more than what we're doing with the clean air that goes here. Everybody got that? Treated gas, cleaned and cooled back through the engine. The air you breath coming out of that exhaust stack versus the EGR engine that we would have developed, hot gas before the treatment, before it goes through the piece of particulate filter and all the rest of it, is run back through into the engine, and a factor of the piece we're doing that is clean.

That's the biggest difference that I can tell you between exhaust gas and ACERT on the aftertreatment side. And, it's important to understand that, because people think and our competitors think and a lot of people have been, I guess confused as to what's actually happening with Caterpillar running exhaust gas back through the engine. Yes, I suppose that's correct, but it's treated. It's going through all the filtration process. It's cooled and run back through at a fraction of what we would have had to do with exhaust gas, big difference, big difference. That's what affects the fuel economy, because you've got to treat all that poison that goes back through.

And then of course, our air systems management, I mentioned our aftertreatment business that we're working on, and we will have proprietary -- in fact, the trial patents already. Most of this business will be made or be done in a plant in Monterrey, Mexico, shipped back to our plants Greenville and Mossville, and then probably the critical piece again, Caterpillar engineering, our engineers in our buildings on the electronic modules. All of this is within our four walls, and we've told you that before.

I'll spend just a minute here, because the big difference again is the Cat regeneration system here down below. This is a regeneration system of the converter of the diesel particulate filter I guess, if you will, I've got pictured above here. Every once in a while, and I'll try to explain this, every once in a while, that filter needs cleaned. There are two ways to clean it. One is called a dosing manoeuvre, which we are not using, I think everybody else, where fuel -- diesel fuel is dumped into the bottom of that. It cools. It explodes when it builds up heat and cleans it out.

Our system is called -- we are calling the Cat regeneration system. It is not cooled. It's put into a chamber, and I hope somebody pointed that out in those trucks last night, because they were out there. You can see it up against the firewall on the right side of the engine on those Peterbilts. It's -- there's actually a sparkplug in there. There's no cooling. There's no excess fuel. It explodes, cleans it out and runs it right through.

And, that's kind of a layman's discuss of what we're doing here, but there's no lag between the fueling and the ignition like we found in dosing. We looked at dosing. We couldn't make it work. We think this is a cleaner way. It's non-operator influenced, as is dosing by the way, so the operator just runs it and it works fine.

So, we think that this is a far superior system. Again, it's a little bit different, and I'm sure everybody'll pick on us. We don't have any friends in this business that like this stuff, especially our competitors, but we certainly like it, and we have had good success with this so far. And again, this is what we'll be introducing January 1.

Our profile, I think most of you know this, two primary plants for engine assembly in Mossville, Illinois, which is near Peoria, Greenville, South Carolina, the mid-range in Greenville, the heavy duties in Mossville. I've got them pictured here, but basically the 7 and 9-liter are the Greenville products, and everything else, 10 through 18 is in Mossville. You can see the spread of our sales versus Cat Machine versus other industries. This is an On-Highway business from 7-liter to 18-liters, really 7-liter to 16, there's a few 18s. But, this is an On-Highway business. About three-quarters, as I said, is external sales for North American On-Highway.

You all know our Mid-range business. That is Greenville on the right on this slide. We've lost a couple important customers for reasons we can get into, but I won't now. We can in Q&A if you want, so we are going to have to resize and rescale Greenville. We're also going to have to resize and rescale Mossville in January for what will be virtually no, or very little, On-Highway production come January 1.

We do have, obviously, an ongoing engine business for internal and other OEMs that will continue. Mossville will not be shuttered for the month of January, but from 600 a day, it's going to drop several hundred a day while we get that business back and going, hopefully mid-year as that product is accepted. Inaudible -- our engine competitor, this week, announced layoffs in their heavy duties. We're going to go through some of that same thing, come January.

We have a very flexible contract in Mossville. It's a UAW facility. The contract we signed a couple of years ago allows us to do some very creative things. We've got surplus people we can take care of first, some rolling time off within the contract. We'll manage through that. We're taking period cost out in a way as well, and really resizing this for a temporary period. Now, we just went through this in '02 and '04. We went through it in '98. We went through it in '94. We've kind of got this down to what we need to do, but again, you've got to ask yourself about government policy, but I won't do that one.

Greenville's a little different. We are losing some permanent orders and permanent production from there due to our loss of a couple of customers, so we are remaking Greenville. And today, we outsource the marinization of -- marinization being our marine products. Let's call it Mossville and Greenville-sized product, we outsource to a third party. We've somebody else that does it for us. They make those into marine packages and so -- and bring them back to us where we sell to our dealers.

We're bringing that into Greenville and essentially making Greenville, South Carolina, our marine base and our marine base of our business. There will still be some production of mid-range engines. We use a lot of them internally, tens of thousands, and some other customers. But, this will allow us to resize that and use most of that work force, if not all of it in doing something else in bringing in our marinization product where we can control it and, I think, offer the customer, our marine customers a better product in the end.

I'll spend just a minute on less than 7-liter. This is really a Perkins, Peterborough-based product, three big platforms here, the 1000 Series, which is ours; the 800 Series, which we buy from -- source from HMI; and the 400 Series, which is our through a joint venture with ISM in Japan, wonderful growth opportunity long-term and medium-term for this in China and India. And, I won't spend too much time on it. We're taking ACERT through this whole product line, common rail from the smallest to the largest, actually all the way up to the MaK size using our fuel system synergies and technologies, lots of good things happening there. That will be ACERT, basically, across the line with exception of the very small ones.

Where's this growth coming? And, I've got this slide here kind of talking about what's happened since 2000, lots of growth in Latin America. Europe, Africa, Middle East has done well, and not -- maybe a little bit surprising. That one's done pretty well, given what's happened there. A lot of growth in North America, and Asia-Pacific's doubled and it's going to keep doubling. And, that's an opportunity for us down the road. So, we've seen about a 14% growth or so in this size class since 2000, and we'll see this, I think, at an increasing rate as Asia-Pacific, China, India catch up with the rest of the world in terms of what they're doing with their products.

I won't spend too much time on the C175. You saw it last night. This is -- this will be a Caterpillar jewel. Horsepower to weight ratio is industry breakthrough. Nobody has this on the -- that I'm aware of, close to production on this. It will open up a rail opportunity for us down the road. It really helps us with our Cat Machine business, particularly in the mining trucks. Lots of things can happen with this, because it is so industry leading.

I hope you saw two cam shafts in the 3500 to1, for example, on the C175, a completely different size, weight, and I hope you can see that physically what this means, a lot of engineering and technology here, ACERT and the common rail inside, and it'll look and feel like a Caterpillar and very high technology. Power range I've got here, compared to competitor A and B. You can figure out who they are, look at the yellow though for the C175, all the way from 1000 horsepower for machine up to almost a little over 4000, marine, petroleum and EPG, kind of similarly. We are going to like this business. And, it's going to be good for Cat and good for the Engine business down the road.

Capacity expansion here, primarily at Lafayette, I think about 80 -- 80, 85% of the $120 million we're putting in to increase 3500 capacity, you are sitting in. It'll be right in these four walls here. You can kind of see the '02 slowdown and the '00 -- '99, '00 bust there and then what we're doing with capacity here out through '010. 6 Sigma improvements means lean, lean manufacturing techniques primarily. And then, our capital investment in 2008 will be finished. And, you can see where our capacity will jump to at that point in time.

Is that enough? I don't know, but the payback on this one's quick, because we have basically allocated orders through all of '07 and into '08. A lot of our dealers are getting down payments on those orders out in the future, and we've got customers wanting more. So, we're really optimistic about this piece. We'll see how it shakes out. Will Electric Power be this strong forever? I don't know. But, this is the amount we've put in now, and with the quick turnaround payback, we think we'll with some other things we're doing on configuration changes I mentioned on the Vs and so on, will allow us capacity to really get this done.

Kiel, I'll spend just a minute on. This is MaK. This is really going to be a great business for Caterpillar. I'm very optimistic about this. We've struggled with it the last -- almost ten years since we've owned it, but this year, last year, or the year before and now, some new products are really turning this around, and it's a Caterpillar business. It's big. It's high margin, good customer base, plays right to our strengths. As we go, we've opened a Chinese facility for the smaller ones of these. We've moved them out of Germany high-cost. We've taken a lot of flavor out of this, and this will be a 3500 story and is a developing 3500 story for us.

Solar, a real jewel, and I don't know where we would be -- we're going to 25 years, but where would we be without this. A full range, we are the leading player in this in the size class for which we participate. We've just added a full compressor line, where in the past few years, we've outsourced that and used other compressors. Now, we're building our own out there in San Diego, a great service business. I think Jim's going to comment more a little bit about that later, lots of remote monitoring here, lots of opportunity for services and parts and all of the things that surround a gas turbine in its application.

Three other components here, Oil and Gas is about three-fourths of this business. We really do well here and have for an awfully long time. But, Electric Power's developing, and we'll see more of this, I think. As Electric Power expands, we've put some technology here. And Customer Services has always been important, but we are taking this now to a new level to really add something to the customer base and provide them some value in running their products. All they have to do is worry about what they do and not servicing this turbine.

So in summary, I'll conclude. Broadest product offering, I showed you the power range. I showed you the brand line-up. I showed you the geographic spread. Strong financial results this year, over 11% operating margin, we'll be over -- certainly over the 11 billion we were last year. We're 9 -- a little over 9 billion through three quarters. This one is a strong player for us, and I think well positioned for 2007. And given this blip, we're going -- blip, I repeat, we're going to see an On-Highway. With all the rest of our businesses performing, we're very optimistic that the Engine business, overall, in 2007 will perform well, lots of growth opportunities beyond.

With that, I'll conclude and introduce Gerry Shaheen to talk about the Machine business.

Gerry Shaheen - Caterpillar Inc. - Group President
Doug, thank you. Well, welcome to all of you at Lafayette and our Caterpillar presentations today. Before I talk about the Marine business, I'd like to share an observation with you. Back in the mid-1990s, I spent a few years in our Engine business. And at that time, it was about $3.5 billion. And, I used to run around talking to some of you that it was going to be a $6.5 billion business some day. And I stand here today, Doug, and see an $11 billion business. This team has really delivered. You see, this isn't your parents' Caterpillar. This is our Caterpillar. This is your Caterpillar.

You're going to see a merge today in our conversations with you, a Caterpillar that is developing a solutions business, a systems business, an engine business, and this isn't even really your parents' machinery business. This is a machinery business of today. And, I'm going to talk to you today about it in basically three pieces.

I'm going to talk to you about our current global footprint, and I don't mean where we have factories and all that -- on current state-of-art of the business, where are we today. I'm going to talk to you about moving from good to great on our definitions. The key element of our vision 20/20 was a recognition that we wanted to move from where we were today as a Caterpillar to a great Caterpillar, as we define it.

And, I want to talk a little bit about that in the context of the machinery business. And lastly, I want to build on what you saw yesterday in the tent. You saw a 980H Wheel Loader, an E-Series Backhoe Loader. You saw an M-Series Motor Grader. And, while they kind of look like their predecessors, they're a lot different. And, we're just getting started.

If you don't take anything else away from the machinery presentation today, remember on thing. By the end of '07 and 2008, we will virtually have new platforms under all of our machine-making models. This is an exciting time for us, and I'm going to tell you about how we're going to do that and the technologies that are involved. One of the greatest advantages we have in this business is the diversification it brings us by offering over 230 individual models, grouped under about 29 product families. No other competitor can do that.

Now, I know many of you think that this is a business that is somewhat static, it grows kind of slowly, we're the leader in it so what can they do with it? We can do a lot with it and we have plans to do a lot with it. And what's going to emerge today when I talk to you about this product is that we serve many markets. Now, I know talked many of you have written about the impact on Caterpillar from a slowdown in the North America housing business, and those four pictures represent the types of markets that we serve kind of tied to the housing business in North America.

But ladies and gentlemen, the markets we serve are much bigger than that and they're much more diversified for that. So if we have a great diversity by the product families we offer and the models we offer, we have it also in the markets we serve. And if I could call your attention to this pipeline market picture for a minute, I think very people realize, Doug talked about the Petroleum sector, but how many of you realize that when an explorer goes in to find a field, Caterpillar equipment takes them in, builds the road, sets up the pads that they drill on.

How many of you realize that a lot of the componentry in those drill rigs or fine petroleum products, either under water or on land, are Caterpillar components and engines etcetera. How many of you realize that, when that gas and petroleum products are gathered, we gather it with pumps and engines. When it's moved by pipeline by the way that our equipment builds, it's moved by Caterpillar solar turbines or Caterpillar reciprocal engines. And when it gets to the Northeast or the Midwest where it's used, what kind of engines burn it and use it. We are fully integrated in a lot of these markets that I show here, just not on the equipment that we have to sell.

This has been a good business for us over the years. This chart shows you from 1997 to today our sales volumes and our operating profit in those years. You can see that in the later part of the 90s we were about a 12 to $13.5 billion business, through the down part of the cycle we stayed at about $12 billion and our operating profit was around 7, 8%. As the market recovered, we've become a $23 billion business in '05, 11% of operating profit, and you should look at our third quarter year-to-date results, we're about a $19.5 billion machinery business through nine months, three quarters and about a 13% return on sales. So this is a good business for us, it's a good business for the people that own our stock, it's a good business for the industry.

Now, we have a pretty wide footprint. Another element of diversification if I could say, or balance, we have a good footprint around the world. We have over 100 plants around the world in about 40 different countries. It allows us to use a cost base as we need it to move equipment around etcetera, and we do that, it allows us to serve markets around the globe, it gives us velocity and flexibility in sourcing our product, it allows to become a low-cost producer as cost points change and it allows us to balance our currency risks at the same time we're investing in capacity around the world and we're developing our suppliers.

We have a supply base that's not confined to North America and Europe anymore, we reached into India, we reached into China and we'll go anywhere we can get the quality of components we need at prices that are attractive to us. At the same time, technology. Knowledge is important to us. This is a technology game, always has been, probably always will be. Because we're producing equipment that people use to do heavy work.

And as a leader in this field, we have to be the technology leader, that's how we hold and enhance our position. We have 8,000 engineers around the world. We're just not relying on any brain pool or intellectual capacity in any one part of the world. We have about 2,500 to 3,000 of our engineers in and around the Peoria area working on our machinery and engine business.

We have the balance then around the world with today almost 800 engineers in India and China. This is a picture of our engineering design center in India, this is a picture of our research and development center in China. We are going to where the markets are, we're going to where we're manufacturing products and, with that distributed manufacturing base, it also allows us to tailor make products for the markets that we serve. We realize there are differences in that and we are very well positioned to take advantage of it.

As you might expect, there are technologies that we think are critical to us and that we need a core competency in. Materials, what our products are made from. Serviceability, diagnostics, maintenance, remanufacturability, manufacturing process and I don't know how many you have ever thought of manufacturing process as being a core competency but it certainly is, and it's an area that we're investing and you're going to hear more about that as we go forward.

But the two real key elements of today's technology now and into the future, we feel are power management and controls. When Doug talked about the Engine business, an $11 billion business serving seven or eight industries, market leadership etcetera, what I see is technology. One of the greatest things Caterpillar has going for her in our Machinery business is that we're vertically integrated. We can do things on a platform or machinery that nobody else can do because we know the engines, we design them and manufacture them.

We know the other half of the drive train, the transmission, because we design and manufacture them. We know the axles because we design and manufacture them. We know the hydraulics because, while we buy a lot on the off side, we design and manufacture them. We know the electronics because that's what ties them all together.

So when we look at our Machinery business, power management, using the engine technology and I'm going to talk to you more as kind of the brain of the unit, and controls. How many of you sat in the tent last night in that chair where we had the controls to run the stick and boom? That is very important technology, that's not casually done. Now we can emulate it on a computer, but this is how we do it by coupling our electronics and our hydraulics to our mechanical systems.

How can I talk to you about the footprint of Caterpillar, the current state of Machinery business, and not talk about product support? If you go and talk to any customer, they buy our equipment for one of two reasons, lower owning and operating costs, efficiency in getting their work and the feeling to know that they'll never be abandoned and when you buy the product you buy the company. That there's a strong product support system behind them made up of product support capabilities and replacement parts and serviceability, diagnostics and prognostics, service technicians that come out and do the work.

And besides all that it's a profitable business for our dealers and for ourselves. I could just digress for a minute, and I'm going to come back and talk about the dealers in a second, I would suggest to you that we're one of the few manufacturers that want our dealers to be profitable and successful. Think of the automobile industry, think of the other industries that you know. Our dealers are a key partner with us. Their primary role in life is to represent our products to our customers and provide excellent product support, a big part of our Machinery business.

Well that should give you a pretty good footprint of where we are today. A full line of products, 230 grouped into 29 factories, over 15 markets that we serve and integration into those markets beyond the machine, 100 plants around the world in 40 countries, operating in the Americas, the dollar zone, operating in Europe, the Eurozone, and operating in Asia. But I want to talk to you now about what we feel we have to do in the Machinery business as we build today's Machinery business, and as our Vision 2020 points out, move from good to great.

You see, we think we are a good company, and we are a good company, we're a market leader particularly in our Machinery business, but we want to be a great company. We want to excel at everything we do, the design of our equipment, the manufacture of our equipment, we want to be the best from order to delivery, we want to be the best at asset utilization, we want to be the best at applying technology.

So how are we going to move from good to great? Well first of all we're going to invest in it. We've always invested in our technology. In the late 1990s we were investing about $400 million a year, in the trough of the industry we settled in around $600 million a year where we stayed in this 3 to 3.5% of sales range in doing that. And today with the robust sales that we have we're investing a billion, 1.1 billion, 1.2 billion and we're going to continue to invest in this business because it is a technology business.

And technology is driving us, the need to meet emissions is driving to do a lot of things that we traditionally haven't had to do and I think that's a blessing in a way and maybe a challenge in a way. We have spent a lot of money to accomplish what Doug said and that is build an ACERT technology that is differentiated from our competitors, that would do the job and would allow us to be successful in the off-highway business as well. Doug said we looked at exhaust gas recirculation and it didn't work for us, we couldn't get it to work. I would suggest that we could it to work, it wasn't right for the industries that we serve.

We spend a lot of money and a lot of time and a lot of energy keeping our machine compartments clean, filtration, and all kinds of ways to keep dirt and dust out of our engines so they live longer. We work in pretty nasty environments with our equipment, why in the world would we put dirty exhaust gas, hot exhaust gas back in our engines when we spend a lot of money to keep it out? So we had to find a way to accomplish what we needed to do in the emission field, as Doug pointed out, with a different technology.

We decided to do it in cylinder and we decided that when it got confining enough and we did have to clean it a bit, we're going to clean it a bit with our after treatment, but we're not going to put hot dirty gases back in our engines. And it is working for us, particularly in the off-road applications. As Doug said, ACERT was introduced in 2004 on all highway trucks, it gave us a learning experience. It's now extended to all of our applications, it gives us in the off-highway sector a competitive advantage in performance and operating costs, in durability and reliability.

We are absolutely convinced if you put dirty hot gases back into that engine, to accomplish your emissions you're putting something in that engine that's going to have a factor on wear. We've elected not to do that. This is our platform of the future and it's a big part of our integrated power train. You see by being a totally vertically integrated company when it comes to machines, we can do a lot of things by integrating the components that an assembler of outside components can't do and we're going to take full advantage of that.

Now let's talk about emissions just from the standpoint are we're going to be there on time. This shows you the models that we already have, compliance, Tier 3. We will have over 180 models updated in the '05, '06, '07 time frame. By the end of '06 we'll have 60% of those completed, we'll have 80% done by the end of '07 and the balance will be handled with flex credit.

And that's all part of our plan and very legitimate and very much supported by the EPA. But I can report to you with all the confidence that we're there. We have a plan, our product programs are in place and we invested a lot of money to do this. As you're going to hear me say in a minute, it has a lot of some things that we probably wouldn't have done naturally if we didn't have this done in our head so to speak.

Products that we develop for our customers are not developed casually. And I would suggest to you that many of us or many of you that don't work in this field day in and day out probably take for granted what has gone in behind a new model of anything, and I don't care if it's an automobile, a TV, a toaster or in this case construction equipment. There's a process. In times of change that process has to be more robust.

In the last 24 months we totally disassembled our new product introduction process and reassembled it into a more robust feature. We put a lot more discipline in it, brought our supply chain in with us, developed very rigorous metrics to measure it, monitor it, follow it. And I point this out because things are changing. This is what our customers want. They want machines with quality and reliability, they want them to be safe.

We didn't hear much about safety other than from mining customers for years. Today safety is on everybody's list. And sometimes the safety features you have on equipment, as simple as how you get on and off the equipment, can be a reason why the machine is bought or not bought. Performance, owning and operating costs, the operator's environment, the cab, the operator's station. We used to approach that 10, 15 years kind of casually. There's a place for the guy to sit and operate his equipment, nobody really cared if he liked it or not.

Today, in the sale of construction and mining equipment, the operator has a lot to say about what equipment is purchased. And would you make your decision on if you were an operator? How good is it on me? How good is that seat? How easy is this to operate? Did you notice that M-Series Motor Grader yesterday does not have a steering wheel, did not have eight to 12 levers to operate all those hydraulic cylinders moving that blade around? None of that's there anymore. I'm going to show you a picture in a second of what that has saved in wear and tear on the operator. And we did that and we can do that because of the technology that we have.

Site management. Nobody buys an individual machine anymore. They want their machines to work as part of that orchestra of machines they have working out there to do their work. Therefore we have to help them manage their site and we have to make serviceability and maintenance easier. That used to be an after thought to the Machinery business, "Yes you have to maintain this unit, but you have to climb up on it and reach down and get underneath." Today they want all those service points at ground level. And for a lot of reasons, including safety, we're complying.

So if that's what the customer wants, what do we want? What are our priorities? Well it's quality, it's meeting regulation, it's cost competitiveness and it's manufacturability and order fulfillment. If we can develop product and answer what the customer wants and get these things accomplished for us, we have a very successful business. We have been doing that, we're doing that today and we are dedicated to be better at it tomorrow.

Now I was going to spend about 15 or 20 minutes with on production systems, are you all up for that? You are? Well I'm only going to have one slide and I'm going to be quick, because I understand you visited one of our competitors and they dunked you in this and I'm not going to do it again other than suffice it to say, as we improve this business, it not only involves the machines we design and build but it involves how we build them and how we respond to the needs of our customers and our dealers, particularly in the area of order fulfillment. We have to be more efficient at our production.

As you walked around this plant you saw some lean activities, we're going to be using lean. We're going to incorporate 6 Sigma into our lean. We're going to be using 5F techniques. We're going to be emulating the Toyota production system. Why? Because it's the highest benchmark to shoot for. We're going to have a Caterpillar production system that is second to none. It's going to benefit our employees, it's going to benefit our customers and it's going to benefit those of you that are here today that kind of represent our shareholders.

We're going to improve our quality as a result, we're going to improve our velocity, order to delivery velocity, we're going to turn those assets faster, we're going to get more results from them. We're going to improve our productivity, we're going to reduce our costs and we're going to improve dramatically our safety environment. You know safety is important to us too. We have a moral obligation to our employees to give them a safe environment and safe processes to work with. We've always concentrated on that. But as I said earlier, there's a greater emphasis on safety today and Caterpillar, in our production system, is going to respond to that.

All of our plants as we speak, all of our people as we speak are going through yellow belt training on CPS. Every single one of our employees is getting an orientation to what CPS is all about and then what their role is in it. A focus on CPS probably second to nothing we've ever done including putting 6 Sigma into Caterpillar. A lot of energy is being spent here, we fully intend to have this up and running as quickly as possible and many of our plants are already responding.

Now let me talk about technology, not so much on how much we're spending or how many engineers we have, but actually what are we doing? What are we concentrating on? Remember those four competencies I talked to you about just a little bit ago? In that context. And let's start with the operator's station. I don't know how many of you had the opportunity maybe to get up on that H-Series Wheel Loader yesterday, or how many of you got to get into the cab of the Motor Grader, but to a degree the Motor Grader is a step forward in technology in the operating compartment, even over the H-Series Wheel Loader. And of those of you that got on that Backhoe Loader, you see another step forward in that class of machine in the operator's compartment, which is very important. Comfort.

Customers tell us that they have a brain drain in their companies. The Baby Boomers that came to work for them 30, 35, 40 years ago are now retiring. They had 30 years at a very even steady pace to learn how to operate a motor grader, a wheel loader, a dozer or whatever, a hydraulic excavator and they're being replaced by younger people. Younger people who have not been around equipment, a lot of them don't speak English and our customers tell us, "Caterpillar, help us get this equipment as efficient as it was in the hands of the old timers or more, because we need the efficiency to compete today."

Well we can respond to that. We can respond to that because we understand the hydraulics and their role in running the implements of our equipment and number two, we have the technology from our ability to coordinate our componentry together so we can almost put anybody in the seat of that M-Series Motor Grader and have a pretty good motor grader operator within hours instead of within years.

And that's why we're putting this technology in our equipment. It starts with the operator, we're increasing their visibility, it only makes sense that if you can take levers and steering wheels out of a motor grader you can get better site lines to the blade he's working with. And we're working on that on all of our equipment to give them better visuals to what they're doing. And that will increase their productivity.

Now should any of you think that we're leaving the older operator behind by going to technology in response to the younger operator, I can assure you we've put some pretty seasoned motor grader operators in that M-Series cab and within about 60 to 90 minutes, they don't want to go back. Now you won't have much of a problem with the joysticks with the younger operators because they were trained on Nintendo and other TV games, they know how to do that. If you take a 30 or 35 year veteran running a motor grader the old way, you'd think he wouldn't make the transition. We've been very pleased with how that's gone.

This is a hydraulic excavator, you'd know that. But what it really is is a work platform. We look at our hydraulic excavators today as a work platform. Over half of the work that they do is above ground. You know everybody thinks the hydraulic excavator has a bucket and works below ground, but over half of the work that a hydraulic excavator does is above ground. And they do that work with tools like you see here. Now what's the challenge? Well old technology says, "Hey, make a choice.”

We can set this unit up to do one of these things very well, and usually it's the bucket. But if you want to put this other stuff on it, you're going to have to have some compromise. You're going to have compromise in speed, you're going to have compromise in safety, you're going to have compromise here and there. Now you can use the tool, but you can't use it at maximum efficiency because we had to set the machine up for the bucket."

We don't have to do that anymore. Through technology, we recognize that there's versatility we have to get and can get. And, what we've done is put technology here at the end of the stick, so it recognizes exactly what tool is being attached to it, and it talks through computer command back to the other systems in the hydraulic excavator, changes them, sets them up if you will, so that whatever tool is hung out there, the machine has been adjusted to make it as efficient as it can be in doing it's work. No more compromises.

And we got there when we finally realized we had to do more than dig and we had to look at an excavator more as a work platform than a digger. And when you do that, and if you have the technology to apply it, you now have automated features that are done automatically, their operator doesn't have to get down and do it. You increase your productivity and you give your customer a platform he can use in a lot of flexible applications that he can't if it's single use. And you're going to see more and more of this come into our equipment. We have to give our customers all the flexibility they can to maximize their investment.

Remote connectivity. Everywhere I go customers say, "Gerry, we're not buying one unit any more, how is it going to interface with the other Caterpillar equipment I own? How is it going to interface on my job site?" How many of you went through that recent project or visited that recent project at the Atlanta Airport that finished in the last year or so? Any of you there? That was our first experimentation if you will of putting about 300 pieces of Caterpillar equipment all new on a job site and connected them to a central control.

Because when a novice looks out a job site, you see individual machines working and say, "Well he's got a bulldozer, he's doing this and she's got a wheel loader and she's doing this." But in reality all those functions work together. And if they don't work together, it's inefficient. So we're working with connecting these sites together. Our mining business and our MineStar applications have really given us a head start to understand this and bring it to our traditional contractors.

In fact this is a mining picture, you see here a quarry of some sort working by control and guidance. We're walking ever closer to that ultimate in the customers' mind, of not needing an operator. Autonomous applications. We had autonomous technology 12, 15 years ago, elected to keep it on the shelf because there were other pieces of technology that hadn't caught up with, and we had a safety challenge. But those things are going by the by, those things are working out.

So automated functions, ease of operation, improved work flow, fleet management and the customers say, "We not only want these machines to work together as we described it, but we don't want to bring them in for maintenance and service if they don't need it. Can't you have a machine tell us when it needs an oil change? When it needs a filter change? When it needs something? Why should we do it on a time base situation when we should do it when needed?"

Now that may seem like a minor event to you, but in this larger equipment, particularly mining equipment, a service job that's done that's not needed is very expensive. It's expensive from the labor involved, but more importantly it's not hauling ore. It's not hauling 350 copper. So we have the ability today to put prognostics and diagnostics on these machines so they talk back to a central control center.

I could be 1,000 miles away, but how they're dealing. Doug showed a slide on our turbine slide called insight. He didn't talk about it, but it was remote monitoring of turbines all over the world. That same type of technology plays here with sensors etcetera and we're engaged in that. Power management. Let's get back to the engine. You know there was a time when all these components on a unit like this wheel loader were individual. When you build a product linearly, every component is individual.

Do you think it's very efficient? If you put an engine to do the work that this bucket has to do, I'm going to suggest to you you're going to put a bigger in than you need if you don't consider the transmission and the axles that are running off it, as well as the other parasitic loads that come off. When you put a 350 horsepower engine in a wheel loader and you only need 250 horsepower to do the work of the bucket, what do you think you're doing with that other horsepower? They're parasitic loads, you're running the fuel pump, you're running the hydraulic pump, you're running the generator, you're running what other peripherals you have. And probably the most costly thing you can do is run your peripherals that way.

Well we call those parasitic loads. They're a parasite on the system. And we understand that better than we ever have. We're going to integrate our components to maximize our productivity in every application. Remember the work platform I talked to you about, the hydraulic excavator and how we got the hydraulic excavator to adjust itself to whatever attachment we put on? In a way that same technology works inside a unit like this.

If we can take the parasitic loads off the engines and if we can have the engines and the transmissions and the axles talk to each and only generate the power that they need to do what they're doing, we can not theoretically, we can put smaller components in. Not compromise their ability, not compromise their reliability, not compromise performance, but have a significant impact on a customers' owner and operating costs.

We can increase performance, we can reduce fuel consumption. What causes fuel to be used? It's what you're pulling out of the engine. It only stands to reason, if you take the parasitic loads off and if you can put a smaller engine because you've integrated the componentry, you use less fuel, lowering and lowering operating cost and not compromising on durability. This is where we're going. This is where we are. This is what we're spending our money on.

Simplification. You saw an M-Series Motor Grader. Let me tell you what I see. Simplification. 39% cost reduction in the frame alone from several hundred part numbers to less than 100, reducing the number of models we have to offer to serve the motor grader market today from nine to five, reduce the number of rear frames we need from six to four, front frames from five to three, transmissions from three to two. Less complexity. Less parts we have to support in the system.

Getting more out of the same platforms to satisfy our customers. Improving his reliability, improving his parts availability, increasing his up time, lowering his owning and operating costs. You can only do this with component commonality and simplification. All those programs that I told you that we were going to redesign and have new platforms under in the '07/'08 time frame, '09 at the latest, will have a lot of emission work in them. They're going to have a lot simplification in them as well.

One of the comments I make to our younger people that come in to work with Caterpillar, they want to talk about, because they've been taught in business school, product life cycle. How long is a product in cycle? And I try to introduce them to a new phrase and that's time to market. When you develop a new product, he who gets there first wins most of the time. And if you don't have a new product introduction process that is aware of that and works to that, you may get there, but if you get there two years after your competitor, you've given them a significant competitive advantage.

So we're working with shorter time to market to improve our competitiveness and by the end of 2008 we're going to update most of our construction equipment, most of our machines. That's the good news. And the better news is we're going to do it again in 2010 because that's Tier 4a, and we're going to it again in about 2013 for Tier 4b. We don't have any choice. But we're going to be coming off of new platforms, we're going to have to do this in a shorter period of time and almost every one of our machinery products is going to be impacted.

The product development process, if you're going to speed it up, you can't do things the old way. You don't have time to develop a new tractor, build it in the iron, put it out and follow it for 5,000 hours. We're going to have to do a lot of this stuff virtual as this picture points out. We're going to have to meet our customer requirements, we're going to have to use 6 Sigma, we're going to have to use modern tools of design and verification and we're going to do that with virtual processes that we're building. We're fortunate to have this kind of talent in house and we're going to use it, and we're going to use and we're going to do a lot of our design and a lot of our verification or validation on the computer.

Now with all that, how are we going to move from good to great? We're going to be faster, we're going to be swifter, we're going to put our Caterpillar production system in, we're going to address all of our products, we're going to use technologies to make it easy on the operators, lower owning and operating costs, we're going to use our emission work to our advantage and we're going to integrate our components. So what's it all going to look like? This is the M-Series Motor Grader you saw last night. You saw the intuitive joystick controls, you saw the unmatched visibility.

You probably can't sense it as much as a customer because you don't work in one of these every day, particularly with the old technology, but these are dramatic improvements. Better ergonomics, you saw this. This is an operator working in the old system. This is an operator working in the new system. Look at this arm motion. Do you think he goes home tired? Do you think he has Carpal Tunnel Syndrome after doing this for 30 years? Look at these six or eight or 12 levers he has to work. Look at his new technology. And of course these will be Tier 3 compliant with ACERT. Dramatic step forward. 78% reduction in hand motion. Safety. Caring about who does the work.

Let's talk about our F-Series, quarry and aggregate trucks just being introduced now as we speak. Improved operator efficiency, superior ways to get on and off the equipment that are safer, reduced operating costs, narrower so they can road them and don't have to move them by a truck. Gives us a new platform for the future. I didn't get a chance to point out, and I wish we had one here today, but remember the 700 articulated truck we brought out a few years ago with the very modern cab that kind of sticks out? That same cab's being used here. Common componentry. Simplification.

Let's talk about our E-Series Backhoe Loader being introduced in 2006. A better operating station, increased versatility. Did you see the extendable stick we had on it yesterday? Superior serviceability, innovative technology. Those salesmen from MacAllister Machinery, which is our local dealer that were there last night, say they can't get enough of these. In fact the one we had in the tent last night was a 420-E without a closed in cab and air conditioning with kind of a scale down model, that's all they had. The rest of the inventory is already out. This is going to be a winner. It is a winner.

The H-Series Wheel Loader, which again you saw last night, being introduced late '05 early '06. Load sensing hydraulics. Load sensing hydraulics. Go back to what I said earlier. If the machine knows what you're doing it can be efficient to do that and not waste fuel. Enhanced machine information that can be remotely off lifted if we need to. Unmatched comfort and efficiency and again ACERT compliant. Wheel loaders are very important to us. We're investing in wheel loaders. We're looking out into the future. They too are a work platform, not quite like a hydraulic excavator, but they do a lot of different things and we're going to use our technology to maximize that.

The D-Series excavator, just being introduced in '06 and '07. Increased performance, faster cycle times, that's what customers want. Power management, versatility, integration, programmable flows as we talked about earlier, this is a work platform. There are many competitors in this business. Nobody builds a better hydraulic excavator and we are absolutely dedicated to use the technologies we're dealing with to enhance that even further.

And how can I talk to you about product and not talk about our mining trucks? We didn't get in the mining truck business until 1985. And when the rest of the industry was going all electric we came in mechanically. We came in mechanically because number one we know the business, number two we knew if it had Caterpillar on it it was going to be used in the hardest applications and number three we're absolutely convinced that to get the power to the wheels and be able to operate and haul what these things had to haul in the environments they were in, mechanical was better than electric.

We sold that story, we became by far the market leader, we have a substantial amount of this business around the world. It's been particularly good for us in the last three years as the mining ore prices have increased and our sales to that industry have increased and we're investing in this business. But we've also come to see that while there is a mechanical business, there's also a pure electric business and we told our customers a year ago that we're getting in it.

We're spending money as we speak to have an electric drive system in two models over 200 tons and it's going to be our system. They're not going buy one off the shelf. It's going to be a Caterpillar system developed by Caterpillar, very compatible with the other components on the truck and very susceptible to the technology or remote monitoring etcetera that we need to serve this industry. We are also going to continue to upgrade our mechanical drive trucks, and there are five models.

We're going to continue to integrate within those models the components and we're going to bring the C-175 engine in. Doug talked about replacing those dual 3500s that go in the 797s with one C-175, a huge advantage. Keep in mind every pound of weight you can take out of a component in a mining truck is a pound more of material they can haul in the back and that's money to them. And they can calculate that. And of course these trucks will be Tier 4 compliant when we get there.

We showed this truck basically at Mine Expo in 2004, particularly the new body that we have. This has been a winner for us. We used to produce the truck and a body and we didn't spend a lot of time about the body and we saw that there were people outside the industry coming up with products in the back to help our customers haul. And if our customers need it we want to do it, so we invested in technology, we invested in the work force to get into this and this is one of our fastest growing elements of our mining business today.

Equipment management solutions. Now I talked to you about MineStar in a mine real briefly. This is kind of SiteStar for a normal contracting customer. And just like our mining customers, they not only want to be able to interrogate their machines and work them together, they want help in actually doing the work because it's CAES, computer aided construction guidance, and they want to be able to control and guide their machines. We have a good customer over in the middle of Iowa, Dwayne McAninch, McAninch Construction, 100% Cat user.

He's been in the business probably 40 45 years. He recently received the Award of Excellence from the Engineering News Record Magazine for his innovations in this space that he did with us. He says that this type of technology is the greatest advancement he has ever seen in the construction equipment business and says that it gives him up to a 30% advantage when he competes against his competitors for business. And he doesn't understand why everybody isn't flocking to this. Well we're ready. We have the technology, we've worked with Dwayne, we take this very seriously because we too see that this can be a step forward in running a construction site.

I can't talk to you about the Machinery business and just talk about the machines, or for that matter just talk to you about parts and service. We're talking today about integrated comprehensive business solutions for our customers. It's becoming rarer and rarer when somebody comes in and talks to us just about the machine. They want to talk to us about financing it and we can respond with products from Caterpillar Financial Services.

They want to talk to us about logistics, "Can you help me, a big mining company, manage my logistics?" Yes we can. Caterpillar Logistics. "Can you help me get the second and third and maybe fourth life out of the components that I'm buying from you?" Yes we can, Remanufacturing. "Can you help me sell my products? I'll buy your machinery, but I'm over here in Bulgaria, how am I going to get this ore to market? Will you help me?" Yes we'll countertrade for it.

We'll sell you machines and we'll help you move your product. "Can you insure my products?" Yes we can, one save source. "Can you give me the product support that I expect? Parts within 48 hours anywhere in the world? Service people on site the same day when I need them?" You see we call this integrative solutions. We call this selling the house. It is a big part of our succession in the machinery business and we continue to want to grow it.

I talked a little bit about the dealers, but I can't talk about Caterpillar and our machinery business and our success in it and where we're going in the future, without talking about our dealers. In 182 of them independently owned, we do own one Caterpillar dealer. We're almost forced to do it and we keep our hand off of it. Our distribution system is independent. They employee 105,000 employees, slightly more than what we employee, but we consider that pool as one.

They operate 3,000 branches in 180 countries and really are the face of Caterpillar to our customers. We've worked on what they look like. Anywhere you go in the world you go today you're going to see a sign like that, Smith CAT, Holt CAT, Wagner Cat and we've introduced the Cat Rental Store, which is their private brand for rental.

We didn't talk anything about rental today, maybe we can do that next time. Rental is very important to us. We made an excellent decision years ago to develop our own rental arm, the best thing we probably ever did. It's really helped us in this period of growth and will help us going forward as well as dealers adjust inventory etcetera. Very important to us. But anywhere you go there's a Caterpillar dealer. They're operating with the same systems, the same processes, the same philosophy and we work very hard so our customers wherever they are, whether they're moving within the United States or moving within continents, they have a common experience.

People, at the end of the day we feel very strongly that best product wins. Over and over in any industry, any market you look at, best product wins. I'm going to summarize by saying we're properly placed, we're balanced. We're in the dollar zone, we're in the Eurozone, we're in the Asia zone. Number two, we're a differentiator. When you're a differentiator it allows you to give your customers the best and more importantly it gives you a chance to make more money. It's basically that simple. Because you're capturing all the value in the components that you build, you're an integrator.

Number three, we understand technology because we're vertically integrated, integrating our own componentry. We have the ability to maximize each one of those components and what it does for us. And lastly, we're a full line supplier. There are no holes that we leave uncovered for our customers. If they need it, we're there. So I'd simply end by saying not only does best product win, this machinery business is not your parents' business, it's different.

And not only are we building it for the future, but we're taking these same components that are excellently managed in Caterpillar products and we're making them available to other industrial OEMs using their products. We fully intend to build a multi-billion dollar components business, not just the engines but our transmissions, our electronics, our hydraulics, our engineering services for others. Many of you think we exited the Ag business, we didn't exit the Ag business, we repositioned ourselves. We repositioned ourselves from a manufacturer of products to manufacturer of components and we intend to that business in that sector as well as others that we don't have products for as quickly as we can.

Thank you for your time, I look forward to fielding your questions later and I look forward to hearing what you have to say and what questions you have. This is a good business for us and it's going to get better. Michael?

Michael DeWalt - Caterpillar Inc. - Director IR
Excellent. Well we're running pretty close to on time, we're going to take a 20-minute break, we have coffee and treats outside. And then we'll come back in here at about 10 after and our final speaker of the day will be Jim Owens.

BREAK AND RESUMPTION OF SESSION

Jim Owens - Caterpillar Inc. - Chairman, CEO
Well good morning again and let me extend my word of welcome, I appreciate all of you taking the time to be with us here in Lafayette to tour our facilities last night and to hear our presentations this morning. I know you've got a lot of other places you could be today, so we sincerely appreciate your interest in Caterpillar. I thought we had two terrific presentations this morning in giving you an overview of where we are with our Engine business and the tremendous growth we've seen in recent years, and where we are with our Machine business, and the incredible investment that we're making in that new product lineup.

I'm going to spend a little time there. I think, certainly today I think we've got an incredibly positive story. And what I want to leave you with a good understanding of is that nobody in our leadership team is resting on the laurels of the great work, and the great financial results that we've delivered the last few years. We see incredible opportunities to take our company and substantially elevate our performance going forward in the near-term future and we're absolutely focused on that.

I think Mike gave you a copy last night of our new organization structure that's slightly modified, but certainly tweaks in that organization structure designed to get after delivery of the strategy. But one of the most important elements of that, is that we have a terrific executive leadership team in our company that I think knows and understands this industry like no other executive leadership team in the industry, has global international experience, and most importantly works spectacularly well together. Very focused on delivering these results.

So you know the story now, we've had a terrific run, double-digit growth in our profit per share for the last four years, record sales and profits for the last three. We think we've got a pretty good world economy and I'll talk a little bit about that. I know you heard from Jim Froeschle last night as we looked at the near-term future if you will. Our preliminary outlook for '07, and I want to spend some time on how we're developing our business plan, the operative word at this point is it's a preliminary outlook for '07 and we'll give you the details of that in January.

But again I want to talk about how we're developing that business plan. And then since I talked to you last year in New York I had an opportunity, most of you I think were there, we talked about our new strategy, our Vision 2020, so I want to give you an update on where we are with the roll out and deployment of that strategy, the alignment across our 30 business unit divisions and with our leaders, our suppliers, etcetera.

I want to touch on just a little bit of background from the financial market side then I'll get into our '07 outlook and our Vision 2020 and particularly an update on our 2010 strategic goal. And I really want to allow a lot of time for your questions for either myself or Doug or Gerry. We've talked about the product lineup, let me just add that I think we have the strongest relative competitive position across the full spectrum of our product line that we've ever had in the history of the company.

And we are positioned to further grow our leadership position, we had been constrained in our ability to grow market share in the last few years just because of the huge ramp in capacity, so holding it and ramping our capacity up as fast as the customers wanted it was sufficient challenge. As this industry eases a bit I think we've got good opportunity for market share growth.

What a terrific lineup of both machines and engines and brands and global positioning. We also have services, and I'm going come back and talk about this, but the services portfolio of businesses that we have is very integrated with our Machine businesses in terms of the customer segments that we serve, but just an integral part. You know a lot about Cat Financial, I think today it's the largest Captive Finance company in the world, over 30 billion in assets, Cat Logistics is growing rapidly, Cat Reman, we've begun to talk a lot more about recently not only does it do reman for our self but for others, it's growing rapidly, is attractively profitable.

Progress Rail, a new acquisition for us, really introduces us better to the customer base in the rail yards, a great service business that I think is a very complimentary addition, kind of adjacent space if you will, growth opportunity for Caterpillar that I think we can leverage for further growth going forward. Gerry talked a bit about the footprint, but again our manufacturing footprint, our distribution and product support footprint, our naturally hedged position that we've worked to develop over the years is all a tremendous strength that no competitor even comes close to matching.

Sales and revenue growth, this is you might guess one of my favorite charts, but we've had, if you just look at the modern history of the company, a couple pretty interesting runs. We had a six-year period of very robust growth during the 90s in '98. But really in kind of the wake of the Asian economic crisis, and for those of you who deal much in that part of the world you'd that that was really a depression across Southeast Asia. And at that time, in terms of economic size, China and India didn't really have critical mass. And that had a huge impact on global commodity markets.

You might think of this period between '98 and 2002 as much of a recession, but mining in that period of time went from record levels to a 25-year low. North American markets alone dropped 38% in that time frame. We held our own top line because we acquired MaK and Perkins and Bitelli, we launched a new compact construction line in a green field start from nothing, we're now the global's number two in the world and we will be number one in the near future.

So we were doing a lot of things to position our self during a period of a very steep decline in the global industries we serve and very substantial under investment in those industries. So we were buying companies that were also in declining industries in that period of time and beginning to build their capabilities and integrate them into Caterpillar. All that positioned us for the kind of growth that you see at the end of this period of time.

Our earnings growth, again looking at the modern history of the company, a couple of things I want to point on this chart. This '90/'91 period we hit an OECD-wide recession. North America, essentially US, Japan, Europe simultaneously in recession and we in the middle of our key west investments. I would tell you that I expect for almost everybody in this room this is the last loss you will see at Caterpillar in history. We went for 50 consecutive years without losing money coming into 1981. It won't happen again.

You can see our trough in 2002 and if you drew a line across the bottom of those troughs, and you know what our trough expectations are going forward, you can see that we're significantly improving our trough performance, not only history but our expectations of what we'll do going forward. We're also improving our top earnings performance and you can think of those lines as growing in parallel in the right direction.

And this is an interesting chart I'd like you to reflect on a little bit, it comes back to one of my major themes. We've done fairly well compared to the S&P 500 in recent years. To go back 20 years, 15, ten, five, pick a period that you like, we have substantially outperformed the S&P 500 on the metric that I think would be closest to your heart, which is earnings per share growth. And this year at about 28% improvement, if you took the midpoint of our current outlook, will be another in that string of pretty good performances relative to alternative investments.

So we kind of like this chart, which kind of leads to this chart which is a little disappointment in where we are relative to the S&P 500. Relative score valuation if you will. Interestingly enough in the 70s, prior to that 1981 loss, we traded above the S&P 500 for the entire decade essentially. It had a pretty good premium to it. And I would submit, you just heard a lot about our product stories, I'm coming to some of the service story in a minute, we were a substantially better company than the average bear in the S&P 500 and we're trading out at 25% discount today. So we need to work on that and we need a little help from all of you.

Near-term outlook, 2007 or let's say even through the rest of the decade in most of these cases. We see tremendous strength in most of the key industries we serve coming on the heals of the under investment, the aged fleets of equipment in those markets and our ability to get back some of the market share we gave up because we didn't have capacity. But certainly the global mining industry, global oil and gas, production and distribution, large infrastructure projects, that's highways in the United States but also roads, ports, airports, container ships, you name it, the infrastructure has shown lots of signs of strain and lack of capacity that our products help address. So we think that investment has a very long tail.

We talked about marine engines, distributed power, we are literally sold out of large engines in this facility through '07 and are taking orders all the way out into '08 and '09 in some cases. We do have pockets of acute weakness, we've talked about those a little already. The definition of acute is probably more than 30% dropped in those markets. These are North American markets, pretty highly visible to the Street I know, but certainly things related to US housing and US on-highway trucks we think will be off significantly next year, which kind of brings us to the outlook. You might think of those as roughly 5 billion in top-line sales that are going to be hit by this acute weakness.

We think if they drop 35 or 40%, we'll offset that with the growth in other segments that I just talked about. Strong international markets in general and very strong key market segments that we serve that had as strong an order backlog position going into the year with firm customer orders in the larger end of the product range that I can remember in my 34 years around here. So we're very well positioned there, but that's a lot to offset. And I would say another thing is that this is a preliminary forecast for us at this point in time.

We're kind of at an inflection point in the capital goods cycle, so we think this looks and feels to us a lot like the mid 90s, the '95/'96 time frame when there was a pause that refreshed and then another two or three years of growth, pretty strong growth. We think the macroeconomy is at least that strong this time around, maybe stronger. But we wanted to have in our business planning process a prudently, I'd underline that word I think Doug used it in the call, prudently conservative top-line forecast. Because we want to work with our business units to be sure we've got a cost structure that yields improved results next year with sales at the lower end of what our expectations might be.

If there's upside we'd like it to come in volume, but quite frankly there are a lot of uncertainties out there and we're trying to work with those and be sure that our forecast reflects the lower end of the spectrum and that we're working hard to be sure we've got a customer structure that does yield improved results in 2007, again a year we think is a pause year. But again I would be glad to come back and talk about that more if you'd like, Doug and I both spend a lot of time on that.

We're in the early stages now of working with our business units to get a top-line forecast nailed down and a cost structure for the business plan that we'll set targets off of for next year, that we think will yield very satisfying results. But it will be a more challenging year than we've had in the last couple because we're going to hit some turbulent waters. These are big corrections, as Doug talked about. When you have something the size, a factory this size, which is our Mossville facility, that drops and has the kind of turbulence in volume that we expect next year, that's challenge to match with that. I knew you'd appreciate that. That's the main thing I wanted to say about '07, I'll come back and take questions on it.

We were looking, we talked a little bit in the foyer about are we've been trying to maximize results for '07 or are we trying to maximize results for the rest of the decade? And let me just comment on that briefly too. We're trying to maximize results for the rest of the decade. Not only don't we manage to maximize things in a give quarter, we're really focused on taking care of the long-term shareholder and continuing to drive improvement in our results.

So in '07 we're continuing to invest pretty heavily in capacity, we've got a tremendous new product program agenda, we've got some quality issues we've got to go back and address and we're doing that with vigor, and our price is relatively modest. We're going to get some market share back in some places. All these things are reflected in our business plan, and are going in thinking on our business plan. But we're really focused on what's the rest of this decade look like and we've staked out some pretty aggressive goals for 2010, which we're coming to, that I'm confident we can deliver on.

Interestingly enough, if you look at the last three years, the history if you will, global GDP growth, despite all the political hammering rhetoric, is the best three years of global GDP growth we've had since World War II. Best since World War II. That's why these commodity markets are as strong as they are. And as we'll talk about for a minute, if you look at our chart, if you looked at the 90s, keep in mind Japan was in basically a recessionary period for almost a decade and Europe was in a slow growth slump and the emerging markets were smaller and emerging from a much lower base, so they weren't as impactful on the world economy. It was a fairly weak decade for growth and we did pretty well.

For the last five years, first five years of this decade, we saw improvement, particularly in '04 and '05. '06 and '07 look like they will also be very good years, but our expectation is that world GPD growth is going to be stronger in the five-year period ending 2010 than we've had for the last three five-year increments in our recent history. It might turn out that way, but we think there's a very plausible case for that. If you look at the global economy today, worldwide, relatively low inflation, relatively low interest rates certainly at this stage of the business cycle. Our customers in large construction, large infrastructure projects, mining, oil and gas, etcetera, etcetera doing extremely well and aspiring to invest in capacity.

And as we've pointed out several times, there have been years of significant under investment in capacity to take care of a growing world global economy. You know interestingly enough we've got Asia coming off quite a bit in terms of its total growth rate in this next five-year period, because we do see a slowing from the sort of 9, 10% growth rates in China down to more the 7.5 to 8.5 range.

But as all these economies slow, we still see they've got much more critical mass, they have a big impact on global commodity markets and a lot more investment is required in that space. So overall, for let's say the hard planning period that we're working on to 2010 is very positive investment time. Reasonable interest rates, best under investments, strong cash flows for customer, favorable commodity prices in general and, as Doug pointed out, they can come off quite a bit from their peaks and still be quite favorable in terms of the investment environment that we're looking.

So with that I want to go back to our strategy, our Vision 2020, which we talked about in New York last year. I think we've laid out a very aspirational view of what a great company would look in 2020. We realize that it's a journey to get from here to there, we've staked out very definitive goals for 2010 with strong metrics that cascade to our business units in the way we manage our company, so everybody knows what they have to do to deliver on these goals. And we have an incredible focus right now across the company on execution and we'll spend some more time on that.

But executing our strategy is what we've been about in the year since I talked to you in New York. I'd say we have an increasingly high confidence in being well north of $50 billion in our top-line sales by the 2010 time frame. We have now up together a robust very definitive recipe for what the Cat Production System looks that, that division has been fully operative for a year, we're rolling out our training on that now across the enterprise and, as Gerry said, everyone is getting involved with that training. The Cat Production System certainly focuses on the big three if you will of safety, quality and velocity, it is the enabler if you will for these results. So it's hugely impactful and important.

We're focused on exception trough management, we've done much better at that in the 2000s, we've staked out a very aggressive goal to more than double our performance at the next trough to what we had in 2002. The most detailed rigorous and definitive, I guess would be the right way to say it, planning for what could happen in the worst case scenario going on across every single division in Caterpillar now, so that we prepared to be sure we have the kind of cost flexibility and management skills we need to be attractively profitable next down, and continue to focus on growing our much less cyclical services related businesses and I want to come back and talk about those in a minute.

The strategy which we rolled out last year hasn't changed. It really looks pretty simple, it's kind of we're staying in our organic space largely as we've staked out our aspiration and, as Gerry said, our aspiration is nothing short than a substantial leadership position for every major product line on every continent. We've staked out the areas we want to have technology leadership in terms of key core competence technologies, we're investing heavily in research and engineering in that space and we think we'll strengthen our leadership position.

We've talked about our distribution and go-to-market goals. Something that only an economist might love that we've laid out and set out a strategic profile for our businesses. We're not interested in being in commoditized businesses, we're interested in being in things that create significant competitive advantage that we can sell to customers at a price premium. And we've got pretty good filter for how our business units think about the businesses that they're in and how they migrate their businesses to fit that kind of a business model structure.

We've began, as I mentioned earlier, staked out strategic goals of things that are in kind of the career horizon of all of our leadership team. Where do we want to be in 2010? We know what our track record's been, we've got very clear goals staked out for 2010 and those goals cascade right down to the individual Vice President level so everybody knows what they have to deliver and their performance evaluations and incentive compensations are tied to delivering goals on that path, which are pretty robust. We've got critical success factors, executive office owners for each of those and we're driving aggressively to make the improvements that we need, which of course tie back into the strategic goals.

This thing all comes off a foundation of people. We talked about last year we are very proud to have put out a worldwide code of conduct in 1974, we've continued to strengthen that, we continue to roll that out to our employees to help them understand that with this new strategy coming out in parallel with that was our new values in action, which is a very robust values statement and articulation for Caterpillar employees around the world. We radically increased our surveying of people to get their feedback as to how we're doing and we recognize that to be a great company we've got to have incredible levels of engagement and participation and a passion for what you're about. And we're making some very steady progress there.

These are the metrics I showed you last year. On the people side, again our safety has improved by almost 80% in the four years since we locked our 6 Sigma on improving our reportable and lost time injuries in our facilities. And we've still got about another 80% to go. We're making progress again this year, but we're not on the target path, we're not satisfied for certain. Engagement, as measured by our employee survey results, we're looking for index numbers of over 80, almost unheard of for a large industrial company.

In fact, 60 is considered good, but lots of bias in the people that track these kind of things. We've had about a 15% improvement, we're up to 66 now over the last five years we got that kind of improvement and are steadily continuing to improve. And we have a number of business units that are over 80 and we're working to purge all the we/they-ism in the company to take those numbers to record heights.

On our product end, the process performance, certainly a lot of emphasis right now on product quality. We've certainly had challenges with the doubling or tripling of production across the whole product range and the aggressive NPI schedule that was coming simultaneously with that and it's getting a huge amount of attention. But we're kind of plateaued, if you will, in terms of our a lot of our top metrics as measured by first year of use in the field. So we've got a lot of work to do there and we're disappointed that we haven't made more progress this year, but certainly the organizational focus on making breakthrough improvements there is intensified.

On market leadership, as I said, we've rolled out a very aggressive new product program, both Machine and Engine, but quite frankly we have been supply constrained in getting the kind of market share gains that we may have targeted for some of our models in the last year or two. I am confident that we are well positioned to get those market share gains as markets soften a little bit. In further market leading availability, we're working to break the old automotive model of shipping products to dealers, putting dealer inventory to sell to customers with a more direct customer order exact specification shipment from the factory with a much reduced lead time.

So we'll come back because that affects our '07 outlook to a certain extent. We are forecasting a fairly substantial reduction in dealer inventory from the outward workers forecasting, as we work with dealers to manage their inventories down because our delivery response time is getting better. And we want to proactively do that. Never in our history have we done that, but that's part of the strategy. But I couldn't be more pleased with how our Cat Production System is coming into shape, is getting buy in from across the company and the training modules that we've put together and the roll out that's going to be under way. And this will be pretty evolutionary with benefits along the way over the next three to four years.

In terms of financial results, certainly this year we are well on track if anything ahead of our expectations in terms of top-line growth, in terms of profitability growth, in terms of profitability as measured by our top tier metrics. One of the things we did change, we went off, we took the 50 billion to 50 billion plus because we think we will be north of that in this 2010 time frame. We changed our metric on ROIC, which was a little hard to translate into operating business units to after tax on assets employed, that's kind of the same direction that drives. But the number there would be greater than 6% in the trough, greater than 16%, which is better than 40% return on equity with our debt to debt-plus-equity structure by 2010. So pretty solid.

I don't want to bore you with these details, but I want to tell you that every end of the month when I report to the Board I talk about these goals. There's even more metrics than I'm showing you here, this is kind of a quick snapshot of the top tier metrics if you will. We track them by month, we track them by division, Group Presidents are discussing them with Vice President every month and we're keeping the 2010 goal crisply in mind. And as we set our business plans for next year, we will have substantial progress towards the 2010 goal in order for our incentive comp plans to pay across these types of metrics.

So not only financial results, but people, quality and velocity are very important goals. And as you can see, when we talk about something like the Cat Production System, the kind of velocity improvements that we would be looking for between we are today and 2010. Quite frankly the explosive growth, the supply chain lack of capacity, and we've been kind of breaking through bottlenecks one at a time, has led to much poorer turns than we might have expected at this point in time.

So we're actually I think better than these numbers reflect, and as that capacity catches up in some cases, or markets slow down, these asset turns are going to start to get a lot better quickly, which will have a big positive impact on cash flow. But I want you to know that at the Board level, for those of us in the senior executive team and at the Counsel level for all of our Vice Presidential divisions, and these things drill right down into the organization. So what gets measured gets done and we're measuring and it's clearly cascadeable.

Now changing gears briefly, we talked about best products, best products win, certainly they drive a lot of our profitable growth and we're very excited about the feature-based new products that we have, both Machine and Engines and the segments that we serve. Our services, interestingly enough in the last five years have grown faster than top-line sales our new machines and engines.

And I want to define these services for you a little bit, but basically if you think about it in terms of synergistic context, product sells services, services sell product, it's kind of a virtuous circle. This services portfolio that we have heavily tied into the Machine and Engine operating debt we have, we're basically dealing with the same customer base that we know and love and that knows and loves us, through the same distribution network in some cases, in some cases we're going direct.

It gives us certainly greater price realization, greater engagement with our customers through the life cycle of our equipment, a better parts sales, a much higher percentage of the after market than any competitor in our space gets, in some of our businesses better than others, we have plans to improve it everywhere, improved asset utilization, much stronger customer relations and relationships, lower cost overall and most importantly more stable earnings.

The key thing about the services businesses is that they have much less of a cyclical swing with the business cycle. Whereas our large machine businesses unit can be plus or minus 60 or 70% from a trend line, are small are probably plus or minus 30, if you get into the services businesses it's more like plus or minus five to ten. So a much more dampened cyclical swing.

We think we are leveraging a very substantial competitive advantage that we already have in our knowledge of the product and processes stuff, which those products in the global distribution network that we already have in place, and our focus on integrated solutions that we are continuing to emphasize. It's a very focused strategy, it provides differentiated high value to our customers which they pay us premium prices for, and I think this falls right into the best definition of organic growth. And it might surprise you to hear me say I think we have a lot of growth potential left in this space.

How do we define these diversified services? And this kind of a number we haven't given you before, but this would include our parts, traditional after market parts business. Cat Financial, Cat Logistics, OEM solutions, components that we sell to others, Solar Services, and Doug mentioned this, but Solar Services basically they're involved with the turbine and essentially managing it through its life cycle, planning the overhauls, trading out old engines for new.

Their field service engineering capabilities are renowned in the industry, the gold standard in the industry and they continue to work. They are probably best in class in all of Caterpillar in terms of share of wallet after the sales that they get, closely followed by global mining, by business which does very, very well, and it kind of cascades down as we go down to the smaller end of the product range. We think we can do a lot better across that product range for all of this business.

But again the key definition, this is not how we manage the company. The after market parts for example is very much buried into the Machine and Engine segments. And we're not going to break it out for you in more detail than I'm going to show you in a minute because there's a lot of competitive information here that we don't want to share with the world. But I do want to share with you from a financial markets perspective how important this is to us.

If you go back even to the 2000/2002 time frame, it represented 32% of our business so that was about $6.5 billion business. And you see by this year it's up to a $14 billion business and it's grown even in this period of explosive new machine and engine sales as a percentage of our total business. And we're building a huge new population that will need to be served.

We are pretty confident we can be north of $20 billion for these services businesses, as I've defined them, by the year 2010, that's our goal. So that's an important part of our business strategy, important part of our vision and certainly our ability to deliver increasingly attractive earnings through the business cycle. In terms of profitable growth, we've had a 12% compound annual rate of growth, albeit supply constrained all the way along this path since '04.

Even if our growth rates moves to drop into half, which we don't think it's likely, we'd still hit the $50 billion threshold by 2010. And again, that's why we announced that it's 50 billion plus. I put the plausible range, and I'm not sure if plausible is a good word or not, but the plausible range, depending on where we are in the business cycle in the world economy in 2010, and this would be kind of a -- trend level will be well north of 50, plausible range probably at 45 to 60. And with our macroeconomic outlook, as we've laid it out, it would be to the top end of that range, the higher end of that range.

Here's the most important point though. I think we have our own destiny, we can control it. I'm confident, and this is what I said, we're not just working for '07 but we're investing in things that I believe yield long-term shareholder value. I'm confident that as a corporation and as a leadership team, we can deliver 15 to 20% growth in earnings per share off the '05 all time record year in this time frame, regardless of where we are in that plausible range. Let me say that again. I think that's the most important point.

I'm convinced this leadership team can deliver 15 to 20% annual growth in earnings per share on average from here to 2010 when you're behind us, albeit regardless of where we are in this top-line range. Because I don't know what the business cycle will be in 2050. I know what we can do in terms of operational excellence, I know what we can do in terms of delivering with the Cat Production System, which is going to be very powerful. So that would put our earnings in the sort of 8 to 10 range.

And again, if the macroeconomy plays out as we think and expect it will, I hope we'd be at the higher end of that range. I would expect to be at the higher end of that range, I'd be disappointed if we weren't at the higher end of that range. This is the kind of leadership and strength of business model that I think we're working with.

Now I just want to touch on with you, because this is important, how we invest money going forward. I'm going to come to cash in a second, but the deployment of cash. When we think about growing our business, and we all want to grow our business, but we only want to grow it if it fully meets our profitable expectations.

We won't accept any new investment ideas if they don't have the discounted cash flow model basis after tax internal rate of return are 16% or greater. Mostly like to see greater of course, but if it's strategically really important and it's only 16, we might buy it. But we think that meets our shareholder expectations and you want us to grow as long as we can deliver it. We continue to look at in our portfolio, every single business we have is not performing as well as others.

To be part of our portfolio going forward and long term, you need to have a pre-tax return on assets employed in the business, on average through the cycle, of greater 15%. Again that gets you well over a 20% return on equity. And if you can't get that level, no matter how strategically important you may think you are, you're probably dispensable and we're working hard to be sure all of our units get over that threshold.

And finally is that top tier measure, again for our financial results and what you should judge us on, we've come off the last couple years' record numbers, 12.3 and 13.4% after tax return on total assets employed in our business. We're driving now to greater than 16 after tax return on assets employed by 2010, that'll be north of 40% with our debt to debt-plus-equity structure. We think that's pretty attractive.

Cash, let me just talk about the -- first of all we don't believe in keeping a lot of excess cash amounts. We have targeted our debt to debt-plus-equity ratio to be kind of in the mid 30s to 40% range. We're at the lower end of that range now, but we have an equity adjustment coming at year-end with the new pension accounting that will take us slightly, very slightly above it. It will be no problem to drop back comfortably into that range very quickly in '07. But our priorities for cash, fund our growth in line with these profit expectations that I just laid out for you, pension, benefit funding where needed, dividend growth and share repurchase.

So how have we been doing? I think we've been doing rather well. 2004, close to $3 billion pre-benefit plan funding in cash generated by operations and that number has gone over 4 for the last two years. Despite the fact that we've not hit our velocity targets because inventories have built up and all the bottlenecks that we've been working through, we've generated a lot of cash. More to come. Our contributions to benefit plans the last two years, '04 and '05, we made substantial contributions to top up our pension plans, that's why we're in pretty good shape now.

You know we don't mind doing that and you get a tax deduction going in so it has a positive cash flow impact and you get tax free earnings once you're in and we want to keep plans appropriately funded. We think we're about there, you can see we had a much smaller contribution this year and we have relatively little opportunities to continue the fund this going forward because they're going to be pretty well funded in our view. So there's not a lot of cash needed there.

Growth, CapEx as you've heard us talk about capacity and that need for expanded capacity, we've ramped up pretty sharply. We were spending 7 800 million a year back in the mid 2000s, early 2000s, this year we want to spend, and that's our business plan number, 1.7 billion. We'll probably be somewhat short of that since you just can't get it sufficiently spent. And next year's business plan we're still working on, but it's going to be in the 1.7 to range I suspect for CapEx.

Going forward as we would see the markets, I think our CapEx numbers drops inside the depreciation rates on an annual basis. We don't need a lot of new bricks and mortar, we need little additional capacity in Asia, particularly in the Engines as Doug talked about. Some of that will come by CapEx, some by acquisitions, but mostly we're growing organically, both by acquisitions.

As you can see we had none in '05, this year we acquired Progress Rail for $1 billion, that was half a million in cash and the rest was in shares, half a billion in cash and the rest was in shares, and we bought back those shares right away. So we washed that out within the year. As you can see our dividend growth we've gone up about 100 million a year. Going forward I would expect dividend growth to be in line with largely earnings per share growth. We have a policy range of 25 to 35% pay out on average through the cycle, we've got our debt to debt-plus-equity ratio about where it needs to be.

The Board's got to approve this on an annual basis, we look at it, it may go up and down a little bit, but generally speaking that would be a good rule of thumb, maybe in line with earnings growth. And kind of the residual play is rewarding our shareholders by reducing the number of shares outstanding. We have a current authorization from the Board to take that number down to 640 million shares outstanding, you'd be pleased to know we're about 650 now so we've probably got another 10 million to go.

We do have another 10 million to go. So we're fully offsetting dilution, fully offsetting any used spot for acquisitions and taking the number of shares down significantly. And you can see we've spent $3.2 billion on that this year and when we run out of that authorization we'll be back to the Board confident they will support additional movement there. So I think that's a terrific story.

Takeaways I hope that you got out of today, Doug, Gerry and my presentations collectively, our Vision 2020 is very aspirational. I would be remiss if I didn't tell you I'm excited about our roll out of that Vision. We've talked about it with over 90,000 people all over our company, we got the best feedback in terms of, "I understand the strategy, I like the strategy and understand what it means for my job of anything we have ever rolled out at Caterpillar."

We had a worldwide dealer meeting in meeting, we brought our dealers from all over the world, dealer principals in. We laid it out for them, we talked about what this changing model does for them, what our expectations are for them, our market companies are now working with them to get alignment to deliver this strategy as we continue this journey together. We brought in our top strategic suppliers, first worldwide supplier conference we've ever had.

Our whole senior executive team from the operations side spent four days with them, genuine excitement. They're excited about being part of our journey, helping us and growing with us and putting capacity in place. So this has been an exciting time for all of us at Caterpillar. Our strategy is very comprehensive, it may look pedestrian because it's organic, but it is radical change in terms of how our business model functions and the results that we'll deliver.

The 2010 goals we've staked out I think are quite challenging, but we have internal business units that are delivering at that kind of level for almost every one of the processes that we've staked out. We've just got to drive that level of excellence across the whole enterprise. And, I'm confident we've got a leadership team that's committed to doing that and can do that, and it will deliver spectacular results.

First of three five-year plans, we've kind of taken these things in increments. Longer-term in space and immediate adjacent space, we're convinced there's $100 billion worth of opportunity. If we can stake out -- if we can nail the 2010 goals that we've got staked out, and we're working on adjacent space growth opportunities to fully develop going forward, we think our business has great lengths.

Earnings per share growth, I -- you all know the S&P 500 better than I do, but I don't think there are very many companies in that group that have the degree of confidence in delivering this kind of growth between here an 2010 that we do. And, that's why I feel pretty good about where we are.

We aren't talking about breakthrough improvements, but very doable things. We've got a very aggressive NPI agenda that we've talked about with you, both machines and engines. Most of that though is kind of behind us in terms of technology hurdles, and most of that rolling out and going to market right now. So, we have a lot of confidence there, and we think we are going to further differentiate ourself from our industry peers with this new product climate.

So, I'll just leave you this for food for thought. Assuming that here at the top end of our range, and I think the prospects for us delivering on that are very high, and that we get some recognition in the marketplace, i.e. a multiple of 17, which I think is a reasonable S&P target and certainly we ought to be there, and our dividends grow in line with our earnings, that would yield about a 29% compound annual rate of growth in terms of return to shareholders. It seems compelling to me.

If we fall to the more modest end of our range, then maybe the economy's not quite as good as we forecasted, but we deliver and we're still a 10% discount to the market instead of that terrible 25% discount we currently are living with, the number's 19% annual compound rate of growth for our shareholders.

So, short and sweet, but I think we are as well positioned, and I can see a lot of really good companies out there, but I think we're as well positioned as any large company I can think of that's playing on the global stage with the strength of our business model, the highly integrated nature of the businesses that we bring to our customer, the customer relationships that we have, I can't think of a company that's better positioned to deliver its value proposition to its customers and to have sustainable competitive advantage.

We are the leaders in technology in our space. We're investing more in it than anybody. We've got the global footprint. We've got a number one or two position for virtually every product line on every continent already. And, we've got a brand new product line that spewed out within the last three years, almost across the board. We have a recipe -- cookbook laid out where how we're going to deliver this Cat Production System with incredible buy-in from our manufacturing operations people across the company, whole divisions rolling that out and working on the training programs that are just being extraordinarily well received.

I spent time at Solar in the early 90s when we rolled out Class A. We went through the Class A operational excellence, lean, 6 Sigma journey. We more than doubled our total sales to asset ratio in a ten-year period. We don't even have -- our goals aren't even quite that aggressive. We can do these things. And, it's going to be a darned exciting run.

So again, thank you very much for your attention, your support and your in Caterpillar. And, we'd be delighted to answer your questions.

QUESTION AND ANSWER

Unidentified Company Representative
Give your name, Cliff.

Cliff Ransom - Ransom Assoc. Inc. - Analyst
Thanks, Randy. This is Cliff Ransom of Ransom Research. Just so that we understand, the inventory reductions that you expect at your dealers, is that driven by end-market weakness or the dealers' belief in your ability to deliver in such a way that they can reduce their own inventories? What's the weighting?

Jim Owens - Caterpillar Inc. - Chairman, CEO
Let me be very clear about this. In our business planning forecast, preliminary, underline again, we ask our marketing companies, based on improving availability to forecast the lowest level of dealer inventory they thought they could possibly manage to, reasonably manage to be the end of '07 and to take it out of our sales forecast. This is counter-cultural.

We don't normally do things like this, because sales guys like to get orders. We're trying to change, fundamentally, the business model. The dealers right now still are ordering more than we'd like them to and inventory more. And, they feel good about their business, and they're more concerned about having availability they think their customer needs.

This is a conscious decision on our part to try to, operative word, manage dealer inventory down, because we want to get to the point where we have a lot less out there and we're delivering directly to end-use customer order with it passing through the dealership. And, the dealers focus more on taking care of customers after the sales, not on inventory and product. So, they don't believe we can do everything we've said yet, because we haven't delivered.

And, we've had this explosive growth. But, I think is our a availability gets better, and it's starting to come better now, and it's going to start to get dramatically better because the dealers -- there's a lot of water in the order board. The order board's not what I look in judging our business. It's the end use sales . That's all that counts.

Cliff Ransom - Ransom Assoc. Inc. - Analyst
Okay.

Jim Owens - Caterpillar Inc. - Chairman, CEO
Yes, right there.

David Raso - Citigroup Global Markets - Analyst
David Raso, I'm trying to compare the back half of last decade with the back half of this decade. The back half of the 90s was more reflective, not fab growth off the top line growth, but from '95 for the rest of the decade, you still were able to get a couple of hundred basis point margin improvement after we got right up into the "slowdown period of '96."

You're on record for saying we're ready pretty much at a after-tax profit margin where you think we'll be the rest of the decade. And you look at the confidence, you're talking about it around $45 to $60 billion, the metrics now you're rolling out more about ROA over the last couple of years. It's more about velocity and more inventory turn than necessarily margin.

I'm trying to think those differences, it's kind of ironic the back half of this decade, probably not since the 70s have you had such a large engine, large machine opportunity, which as an investor, you'd think it's more logical that maybe you'll get your market forecast wrong on total top line, but Cat getting the larger engines machines should give you a nice mix. So, I would almost think a margin opportunity in the next few years is more likely than just trying to drive the top line.

Jim Owens - Caterpillar Inc. - Chairman, CEO
Right.

David Raso - Citigroup Global Markets - Analyst
So, I'm just trying to think to those differences.

Jim Owens - Caterpillar Inc. - Chairman, CEO
Me, I'll see I could help. And Doug, help me here if I need it. But I would say, I probably understated a little bit when I said I thought we were nearing, and I was more thinking about more thinking about the '06, '07 timeframe that our ROS was about where it was going to be. By the time you get to 2010 with our execution of the strategy, I would look for our ROS to be, probably, north of ten. So, it will tick up another --.

David Raso - Citigroup Global Markets - Analyst
Inaudible - microphone inaccessible

Jim Owens - Caterpillar Inc. - Chairman, CEO
Yes, after-tax ROS, yes. After tax, it's hit about nine for the first six months of this year. It was off a little bit in the third quarter, and I'd look for it to come to ten or better by 2010 with this plan we have. But, the focus is more on return on assets employed, which improves about another two points. If we fully realize all of the velocity goals, it might be better than that.

And, that's where we want to put our focus, is on the after-tax return on assets employed, which would be a better than 40% return on equity with our debt-to-debt plus equity structure, which I think is spectacularly good. I don't think we'll get a lot better than that, because I think the competition is really good too. And, they'll be -- we're going to drive for both top line growth as well as profitability.

David Raso - Citigroup Global Markets - Analyst
Inaudible - microphone inaccessible

Jim Owens - Caterpillar Inc. - Chairman, CEO
Well, I -- first off, we take a lot of cost out with the velocity improvements. Those things go hand in glove together. So, there's an improvement in cost structure as we lean out operations and take inventory out of the cycle. The inventory has aggravated the cycle every single time, because dealers always build it in the best of times. So, they're inventory growth is equal to our sales growth the last five years.

Doug Oberhelman - Caterpillar Inc. - Group President
Jim, let me help just a little bit on this. I think what you're going to see in '07 is a mini-attempt at this, no recession, no trough. You have tough times in housing and tough times in On-Highway. But, what we're signaling to you about the forecast and our own troops for business planning is, let's snug it up. And so in a way, we are turning on a dime from '06 to '07 in a way that we think is very manageable in taking the upside in volume if it comes. There's just too many uncertainties right now to bank on another year of growth like we saw for '06. You all know that. So, the idea is to do it in '07 and be quick about it and see if we can flex then if volume goes up.

Jim Owens - Caterpillar Inc. - Chairman, CEO
It's a great point. And, Doug's led our charge on trough management, but another way of saying trough management that sounds a lot more appealing to the analyst community is boom management. And, we have been working very hard in this up cycle through variabelize our cost and to be sure that we're in a position to take a lot of cost out in a downturn. And really what we're talking about here is, on average in this timeframe, delivering 15% to 20% average annual growth rate. That doesn't mean it'll go up that amount every year. We may get a pause in a year where it's flat down. All I'm saying is, on average for this five-year period, I think that's what we can deliver.

Why don't you start the microphone back there and pass it around, and then Alex, I'm going to come back here directly. I promise.

Peter Bates - T. Rowe Price - Analyst
Peter Bates with T. Rowe Price, within the context that a couple of years ago, you gave a plan for Cat to get to $30 billion in revenues. Now, you're at $40 billion in revenues. And, you're now talking about getting to $50 billion in revenues, and you've made commentary that you have around your return on sales expectations and maybe a deceleration of improvement there going forward. Talk about where you see Cat from a capacity utilization standpoint and how that impacts incremental margins going forward, and where you also see the supply chain on a capacity utilization, same point, and how that impacts your margins going forward.

Jim Owens - Caterpillar Inc. - Chairman, CEO
Well, I'd say for turbines, large engines and large machines, we will be virtually operating at capacity next year. And, that capacity is kind of defined by our own assembly capacity and supply chain capacity. In many cases, the ultimate bottleneck is in the supply chain, key supplier, key strategic suppliers to us who are ramping up. And, they're investing in new CapEx like we are, but we can only go with it so fast next year. So, I'd say those -- some of those supply constraints limit growth in some of our strongest sectors to offset the $2 billion or so we might lose in the On-Highway and housing-related sales in the US next year.

We're continuing to invest in that. I think our margins and our profitability is extremely attractive right now. I think our top line growth here to the 2010 timeframe, will not be capacity constrained. We see the capacity constraints really applying in kind of '07, maybe early '08. And by then, we think we'll be capacitized to deliver sales in the mid 50s.

Peter Bates - T. Rowe Price - Analyst
Inaudible - microphone inaccessible

Jim Owens - Caterpillar Inc. - Chairman, CEO
That's Cat and supply chain. We've worked very hard now to go back and then take our forecast and cascade it to suppliers, our global purchasing groups working with them as we speak almost, to look at our capacity needs of our major component commodity family and talk to our suppliers, be sure they're capacitizing to this level. And if they're not, we're looking for additional suppliers.

If they have the appetite for that, we're not guaranteeing them volume. We're forecasting volume. We're asking them if they're planning to have that investment in place to deliver that capacity. If not, we'll find some new suppliers. But, we're still in a process of steadily consolidating our supply base and being sure it is appropriately capacitized to deliver the sales forecast that we have with inaudible.

But, I would think that our goal with our forecast is slight improvement in our margins coming off of very peak levels. I should have shown you, as I do the Board every now and then, where we've come from since '02. Then, you'd feel a lot better about having those margins and this kind of cash flow generation going out the rest of the year.

Do you want to add anything to, whoever's here?

Doug Oberhelman - Caterpillar Inc. - Group President
No.

Peter Bates - T. Rowe Price - Analyst
That's just right, thank you.

Barry Bannister - Stifel, Nicolaus & Company - Analyst
Okay, I've got the mic. It's Barry Bannister from Stifel, Nicolaus. Got a question sort of following up on David's question, your delta on sales and your goal to 2010 is about 25%. But, the delta on the ROA for machinery and engines is only about 11% from 14.4% to 16%. Is that because 16 is sort of a scale goal and you might update --?

Jim Owens - Caterpillar Inc. - Chairman, CEO
You didn't read the chart right. It says greater than.

Barry Bannister - Stifel, Nicolaus & Company - Analyst
Okay. So, it might be a stale goal, and you could actually increase that or beat it? Also embedded in that, are you focused on top line from M&A? Is Progress Rail is just the beginning of something? And, would the goodwill associated M&A dilute ROA in Progress toward your goal of revenues and earnings?

Jim Owens - Caterpillar Inc. - Chairman, CEO
I think our ROA for Progress will be in line with our corporate expectations. It'll be lower than some of our large machine engine ROAs, but will certainly fully meet our shareholder expectations for that acquisition. And what I think Progress does for us, is gives us the whole industry segment that we have been relatively in terms of performance in, gives us earnings stability, gives us the foundation to leverage internationally because they're a North America company. So, there are a lot of really good things that we like about that acquisition, and it'll be accretive in year one. But, will it pull down our average ROS/ROA this year and next year? Yes.

Barry Bannister - Stifel, Nicolaus & Company - Analyst
Not so much focusing on Progress Rail, but is this a more acquisitive Cat is what I'm asking?

Doug Oberhelman - Caterpillar Inc. - Group President
Yes. No, it is not. And, the 45 to 60 range that Jim put up does not include acquisitions. That's an organic number. Acquisitions probably will come along. We hope they do, but we have not baked that in, just as we did not bake it in the 30 billion number six years ago.

Jim Owens - Caterpillar Inc. - Chairman, CEO
The Progress Rail would take the 50 we had last year up all by itself a bit.

Barry Bannister - Stifel, Nicolaus & Company - Analyst
[[Technical-difficulty]] compiled the charges that we want to do to rationalize the operation into that year, such as Greenville with a rationalization that's going to happen. Are you going to use those '07 as a year to invent some charges to fix the operation for the frantic growth that you've had for three years?

Jim Owens - Caterpillar Inc. - Chairman, CEO
A short answer, no. That's not our intent. We book them as they occur, and I think the accounting rules today, closely followed, don't allow that kind of flexibility, and we don't try to exercise it.

Doug Oberhelman - Caterpillar Inc. - Group President
Maybe I can add, I did have a question at the break that was a good one about Greenville. And, if there is a charge for that, it's immaterial. It's an ongoing operation, leased facility, and we have worked out so the employment, we can flex that's variable. But, the fixed costs there will be utilized, so I don't expect any material hit at all out of that one or any of the engine downturn in '07, for that matter.

Jim Owens - Caterpillar Inc. - Chairman, CEO
Alex?

Alex Blanton - Ingalls & Snyder - Analyst
Alex Blanton, Ingalls & Snyder, going back Jim, to the question we started with, which is the -- given your inventory reduction and the reason for it as you see it, can you elaborate on the -- it's a build-to-order system that you're trying to install throughout the company where the suppliers -- you pull from suppliers, and then your dealers pull from you as customers order so that, theoretically, you can get rid of all inventory in the system. But, it's something that you are driving backwards through the supply chain. Correct?

Jim Owens - Caterpillar Inc. - Chairman, CEO
Correct.

Alex Blanton - Ingalls & Snyder - Analyst
And, you can't do that on some of the products that are in short supply right now and where you have capacity constraints, as I see it. So, where do you see that -- the focus being for '07? Which kinds of products are you going to focus on in trying to move to the BTO system?

Jim Owens - Caterpillar Inc. - Chairman, CEO
Well, for the large products we referred to, gas turbines for example, 3500, 3600 Series engines, mining trucks, almost every one of those is the -- for a definitive customer order when we get the order in the first place. So, those dealers are not inventorying those, and in the case of Solar orders, sold direct. So, all of those products are basically built to order. As soon as we've got them ready -- we commit to a ship date. As soon as we have them ready, we ship to that customer. And, they pass through dealer inventory. There's an in-transit shipping time and some preparation perhaps. And then -- but, that's pretty much that way now.

It's the mid-range and smaller end of the product line for machines, probably gen sets for engines that dealers order for their inventory. As our delivery times go out, dealers tend to order a lot more to protect their position and to be sure they can take care of their customers so that there can be order in the order board, because our delivery times improve, things go off allocation, the order swing around a lot. That's why I said we're focused on the sales to users. And, we're focused on getting our product management teams, operations teams to commit to firm delivery dates, get a classification of orders coming out of the -- our end users.

The customer really is not the dealer. The dealer is part of our value chain. But the end-use customer needs to -- if it's a -- for a definitive customer order or as opposed to dealer inventory, it gets much different priority. And, if it's for a rental fleet, it gets much different priority. So, we're trying to manage that whole equation. And, this is a pretty gut-wrenching transition. Our marketing guys have always been trained to get orders. Sometimes we're getting them from the dealers. And, we're working overtime to ship them to put in the dealer inventory, not rational. We're going to do a lot better than that going forward.

We're in the middle of this boom. We haven't got it all fixed. But, I look for a -- see change in the way we work with our dealers. And as you can see the numbers in the turns, we're looking for a significant improvement. There will still be some dealer inventory. Some people drive up, kick the tires and say, "I want that backhoe. Put it on my truck." So, we think we can do that with a month and a half, not three months, importantly. And, that's billions of dollars of cash, both ours and dealers coming out. And the dealers, by the way, most of this North American inventory, we fund it. So, it will help us on the cost side too.

Alex Blanton - Ingalls & Snyder - Analyst
Now, in the products you mentioned like the engines for example though, even if the dealer wanted to get something right now, he couldn't get it because you have big lead times among the suppliers. So, are you going to be working on that too to reduce that so you can cut the inventory time -- or the delivery time in the other stuff?

Jim Owens - Caterpillar Inc. - Chairman, CEO
The whole Cat Production System focuses on the -- a much more integrated full system with suppliers' involvement in -- increased involvement in the design aspects, design for manufacturability, feature aspects of the components they supply to us, a pull system that allows then to -- with defined lead times, to deliver to our manufacturing facility taking the Cat inventories down.

We may have more semi-finished products but less raw material inventory sitting in our facilities in the future than we have today. But yes, all that's being worked -- and, it varies quite a bit across operations and suppliers and where those suppliers are located, etcetera, etcetera. But, it's a massive effort across our enterprise to get this done right.

Alex Blanton - Ingalls & Snyder - Analyst
Thank you.

Ann Duignan - Bear, Stearns & Co. Inc. - Analyst
Ann Duignan, Bear, Stearns, a question on the engine side first. If I look at the high fixed costs in On-Highway truck engines and couple that with the significant drop-off that is likely to happen in the first quarter and maybe the second quarter, can that business make money in the first half of next year? Or, do you expect to just have to absorb the fixed costs and hope to bite income stack in the half?

Jim Owens - Caterpillar Inc. - Chairman, CEO
Well, I'll let Doug --.

Doug Oberhelman - Caterpillar Inc. - Group President
I'm not going comment about whether that engine or that piece of business will make money or not, but it is a high fixed cost business. This is our fourth time through in the last eight years on this exercise. You saw the numbers up there that we're forecasting out, what we're doing this year. No charge is coming, lots of restructuring in Greenville, and lots of variable costs and a fair amount of period cost reduction in Mossville. The Engine business, overall in 2007, which I won't comment about either, will do better this time around than in any other EPA-induced reduction that we've seen the last three times. And, that's as specific as I'm going to get.

Jim Owens - Caterpillar Inc. - Chairman, CEO
But, the other --.

Doug Oberhelman - Caterpillar Inc. - Group President
You're going to like it when we're done.

Jim Owens - Caterpillar Inc. - Chairman, CEO
The other part of that that Doug and I both spent a lot of time is the -- at least a preliminary expectation. And again -- and then how we're working the business plan is to offset the very problems you sight with the On-Highway truck segment going down that much and that much fixed assets, same with Clayton and Sanford and some of the housing-related things to offset all of that and still deliver better earnings next year.

Ann Duignan - Bear, Stearns & Co. Inc. - Analyst
And --.

Doug Oberhelman - Caterpillar Inc. - Group President
So, that takes a lot of cost management. And, that's why we put out the outlook we did. That's why we're working across all of our business units to alert them now, don't be -- and, we also pulled out a lot of dealer inventory now to say, "Look, with this reduced volume, go back, work your cost structure, read my lips, understand," we're going to deliver better earnings enterprise wide, offsetting the downturns, severe downturns, acute downturns, I guess we'd say, in housing and On-Highway trucks. So, that's a challenge. We know it's a challenge, but one we think we can do.

Ann Duignan - Bear, Stearns & Co. Inc. - Analyst
And then a follow-up for you Jim, does any of the data that came out from -- on the macro stem point this week, zero productivity, wage inflation, does any of that cause you any concern about your expectation that the Fed will lower interest rates, kind of mid next year?

Jim Owens - Caterpillar Inc. - Chairman, CEO
These things affect us on the margin, but I think -- I get to talk to the Fed periodically. I think the world -- industrial products world right now, is still in a very, very low inflation environment. We'll have about a 1% increase in material costs this year, probably something on that order next year, so miniscule inflation. And, I think there's good competition in the global economy, and there's not a lot of inflationary pressures. I think it's going to continue to abate. As things slow down, GDP growth rate slows down it artificially affects the productivity numbers. I'd see our productivity growth as pretty good in offsetting wage increases, so I feel pretty good about ours.

Ann Duignan - Bear, Stearns & Co. Inc. - Analyst
Okay, thanks.

Jim Owens - Caterpillar Inc. - Chairman, CEO
Go ahead. Pass it down that row and then this row, and --.

Unidentified Audience Member
So Jim, I'm wondering if there's a disconnect between a couple of the big themes we saw today, and if there is, whether or not you could just kind of walk us through them? The first one I see is a discussion around and a push for pins, which is traditional for Caterpillar, but also reduced dealer inventory. And so, if you're asking the dealers to drive harder pins, they're going to say, "We want inventory to do it, or more inventory." That would be number one.

And number two, the discussion around 6 Sigma and things Cat has done really began back with Glen and his kind of move through the system. But, if I look at a metric where quality is flat, '06 over '05, and one great measure of 6 Sigma success is really around quality, what's the progress you've made there? And, does introducing the Cat Production System on top of, what I would call a lack-luster performance around 6 Sigma, just complicate matters and make it harder for the organization to really drive towards what you want to?

Jim Owens - Caterpillar Inc. - Chairman, CEO
Okay. I'm very pleased with our progress on 6 Sigma in general as a discipline, a facts-based, data-driven, decision-making process, great human capital resource that we've been able to deploy to attack problems. It's probably -- we've probably given more emphasis on the marketing, pricing, cost reduction side, and lean 6 Sigma's taken a lot of legs. We haven't given as much to the product quality side, and we're redeploying a lot of 6 Sigma resource to that. So, it's -- we've taken 6 Sigma in the very broadest context as the way we run our company. So, I am very pleased with that.

We have created a Director of Quality position, because what we're talking about here is, we're not happy. We're not satisfied. We're disappointed with plateauing in product quality. We are -- our goal is to cut our warranty expense in half. That's $500 million a year, round numbers, within the five-year timeframe. This is not business as usual. So, we are doing a lot of business as unusual to address this very problem, and I expect we will see breakthrough results in the quality space.

Unidentified Audience Member
But, while warranty expense is sort of one way of looking at it, the inability to really drive substantial new product introductions or the problems you've had at certain plants introducing new products is actually a bigger issue around quality and actually holds the organization back even more than warranty.

Jim Owens - Caterpillar Inc. - Chairman, CEO
I'll give you an answer I don't even give internally, because I don't want to give any excuses. Any shipment of quality that's not to Caterpillar customer expectations is unacceptable. But, we have doubled or tripled production unforecasted inside of a three-year period, and we have rolled out the most aggressive NPI program in the -- right in the face of that in the same timeframe.

Then, we've had extreme supply disruptions across our supply base that have caused assembly out of station. No excuses, but we didn't get the improvements we wanted. And everybody in our management team's incentive comp will be adversely affected by the quality metrics this year. And, that's the kind of expectations we set for ourself, and that's why I think this leadership team's going to deliver the kind of results that we staked out.

Do you want to pass it down that way?

Doug - JET Investment Research, Inc. - Analyst
Doug Thomas, I think it's brave of you to institute this inventory reduction while you've got all these other things on next year. And since you brought it up, the question of incentive comp for next year, I think I heard you say that the goals for next year have to be a long ways towards the '010 goals for you to get paid on your plan next year. And, I'm just wondering with all of these things going on, maybe you can sort of elaborate on what exactly you said, if you measure it, it gets done, just kind of what your expectations for next year in terms of your incentive comp? And, what will you guys be paid on exactly?

Jim Owens - Caterpillar Inc. - Chairman, CEO
Okay.

Doug - JET Investment Research, Inc. - Analyst
Given that there's all these moving parts and five-year plans and so forth.

Jim Owens - Caterpillar Inc. - Chairman, CEO
Right. We have a -- we have '05 actuals cast in bronze. We have 2010 goals cast in bronze. And, we know where we need to be on that line, and we know what work is going on in each of those spaces, and that this kind of comes with some top-down guidance on what our corporate enterprise goal is going to be right down to the business unit level. So, we'll be measuring ourself.

And depending on the type of business we're in, for our executive officer group, we're taking our top-tier measures as earnings -- as after-tax return on assets, which reflects both profitability and velocity and on quality, because we think that's the most critical of critical right now. We are looking for breakthrough improvements. We want to measure ourself against delivery.

And then that cascades. If you're running a marketing company, it's -- you'll be -- your results will be more tied to return on sales, price realization, revenue type generation. If you're running an operation, it's certainly going to be heavily tied to product quality results, return on assets employed in your business unit and other very defined metrics within your unit, but all of which cascade towards these strategic goals.

So, our process starts with myself and my executive office teams taking out our corporate goals, which become my CEO goals that we review with the Board, a pretty comprehensive list, which cascades to the Group Presidents, which cascades to the Vice Presidents, and the metrics line up with the strategic goals we've laid out for 2010.

Unidentified Audience Member
Inaudible - microphone inaccessible

Jim Owens - Caterpillar Inc. - Chairman, CEO
Well, the goals would be lower, for example, for returns they might be. When I said 15% to 20%, it would be better than 20%, or at the top end of that range, I hope. That doesn't mean every single year we'll deliver that. It means that's what our goals are for 2010. We have two kinds of incentive comp, really three, short-term incentive comp plan, which based on the business environment that we're in, and these non-financial pieces are important; long-term incentive comp plan, totally tied to earnings per share growth versus competition and return on equity, very aggressive targets, that's a rolling, three-year plan; and a stock-based source, always given at market, always exercising reported on the deck. Thank you.

Joel Tiss - Lehman Brothers - Analyst
Joel Tiss from Lehman Brothers, I have like ten questions, but I'll try to maybe glue two of them together. I wonder if you can just talk about the balance of the company? I know you've come a long way. You're not where you want to be. But, can you talk about with only sort of two end markets, I know they're big end markets negative, but almost everything else in the world is strong, it seems like sort of an out-sized impact on 2007.

And then the second one, if you can just give us maybe metrics on how big the Oil and Gas business is as a percent of the total across all the -- in terms of an end market, across both machinery and engines.

Jim Owens - Caterpillar Inc. - Chairman, CEO
Well in order of magnitude, and maybe help me on this, I'm going to guess to the nearest billion, I'd say the combination of the On-Highway truck and housing-related is 5 billionish. And, that's going to be off 35% to 40%, probably, in North America. And then the global Oil and Gas, probably 3.5 billionish, something maybe more, higher, maybe 4 billionish, supply constrained growth. That's at least a good order of magnitude.

Eli? You've been around nearly as long as anybody. So, you get to go next.

Unidentified Audience Member
Two questions, if you come close to your goals, the cash generation of the company is going to be phenomenal in the incremental few dollars a couple million dollars a year with uses. So, I want to go back to your use of cash. One of the things that strikes me is that the expansion in Asia-Pacific has been maybe slower than anybody would have expected, the amount that production facilities you talk about. You want to do more in China and expect that we can talk about this for a couple of years.

So, when can we talk -- is that really one of the biggest use of cash and production facilities is the expansion over there? And, should we be seeing it sooner than later? And then more importantly, as we build that capacity, are we looking at a changing of sourcing of products at Caterpillar and a more balanced global approach to sourcing a product? And as heavily we are in this country, for the most of it, two-thirds come out of North America anyway?

Jim Owens - Caterpillar Inc. - Chairman, CEO
Well, we export about $9 billion a year, but we are building our productive capability to take care of the high volume, price sensitive things in each industry and currency zone. And, that's what Doug talked about. We need a lot more engine capacity in Asia. I think Doug might help me on this one. I think we're at a -- close to $500 million in fixed investment in China today.

Doug Oberhelman - Caterpillar Inc. - Group President
Over $1 billion in sales.

Jim Owens - Caterpillar Inc. - Chairman, CEO
Over $1 billion in sales, that number's -- we expect that sales number to triple plus within a five or so year timeframe in China. We've got one acquisition that we have 40% of what we expect to consummate next year, a lot of politics around that. But, we feel very good about it. We're in there. We're managing it. We're getting it Sarbanes-Oxley compliant. It's a big Wheel Loader play. So, there's a big cost that comes just from acquiring that 60% equity.

We're looking more and more at, because of the political constraints do we need to go Green field as opposed to do we need to acquire? Our acquisitions, we're kind of acquiring a customer base, and somebody who's technology was well behind in upgrading them, if you will, not very expensive acquisitions, I might add, relatively, well under $1 billion for anything we're looking at.

And, we may go -- we may end up going much more Green field. But, we are now investing to put capacity in place for a lot of our components, transmissions, parts of engines, hydraulics, etcetera, to feed our assembly plants, which are growing. We're adding additional assembly capacity. We just invested in a new Wheel Loader facility we've announced. We've investing in remanufacturing. So, our footprint there's growing.

Unidentified Audience Member
I guess I'm inaudible.

Jim Owens - Caterpillar Inc. - Chairman, CEO
It's only the bricks and mortar in the world we're adding.

Unidentified Audience Member
You can't do $3 billion in China, but -- a lot from export. The conditions there make it very difficult. Most of the stuff you do is ex/im bank financing. Getting -- it's tough to export into those markets.

Jim Owens - Caterpillar Inc. - Chairman, CEO
No, no, we're -- today --.

Unidentified Audience Member
Exporter today.

Jim Owens - Caterpillar Inc. - Chairman, CEO
$750 million worth to $1 billion is exported to China. So, we're not -- we're growing our China sales and growing our production in China. We'll continue to be a big net exporter to China. We're kind of unique in that respect. And, I think that is likely going to continue for our plans for the next several years. And, we're integrating our whole Asia-Pacific theater manufacturing strategy, so we've got a 50/50 joint venture in Japan, which still has a lot of capacity.

We've got capacity growing in China. We've got capacity growing in India. We've got capacity that we're going to expand in Indonesia, and so we've got a theater-wide perspective on growing our presence for both the smaller and mid-range of our machine products as well as engines to support that. And as Doug said, that gives us a platform to grow the other engine segments in the theater. So -- and, we already have the large engine production, the MaK Series being built in China, which is a marine oriented, which is mainly for Asian shipyards.

Thaler, do you want to pass this mic back?

Unidentified Audience Member
Yes.

Unidentified Company Representative
We're actually five minutes over, so maybe we'll just take one more.

Jamie Cook - Credit Suisse First Boston - Analyst
Hi. Jamie Cook, Credit Suisse.

Jim Owens - Caterpillar Inc. - Chairman, CEO
It better be a really good one.

Jamie Cook - Credit Suisse First Boston - Analyst
Jamie Cook, Credit Suisse, my first question is on China again. You're still not making the smaller engines in China that would go into the construction equipment. So I guess, what type of volumes do you need in China before you would consider building the engine plant for those types of equipment? And, what type of disadvantage that put you at versus your competition?

And then my second question, I appreciate your comments on -- everyone's been talking a lot about quality issues here, in that I appreciate the improvements that you're making, but one of the other things that we're hearing an awful lot about is that you're also having issues with your suppliers. And, that's also creating -- that also is an issue. So, if you could talk about your relationships with your suppliers, have you been beating them too much up on costs and whether you see any improvements there?

Jim Owens - Caterpillar Inc. - Chairman, CEO
Okay. On the China thing -- on the engine, we've had a lot of discussions with engine suppliers that we might be candidate for acquisition, for partnering with in some fashion, a lot of politics around it all. That still might be a possibility. We're working that fence. At the same time, we're looking at Green field start-up operations to build small engines, essentially -- initially, for our own products. But, we think not at a disadvantage but an advantage would come from that, because our engine technology is better than domestic Chinese engine technology.

And, we think we can begin to improve the quality of products in our own products. The Wheel Loader product line that we are acquiring is not to international standards. We'll gradually be upgrading that over time, and part of that's going be putting the Cat engine in it. That'll be for the Chinese domestic market as they're more and more ready to pay for it as well as for regional exports.

On the supplier side, yes, we have had a lot of our product quality problems. We're responsible for whatever our machine, but have come from the supply base. In some cases, we're working to be sure the supplier pays us for the damage that was incurred, at least part of that, and they feel the pain. We're trying to do more partnering with our suppliers in consolidating our supply base, because I think we have too many suppliers, which creates some of the quality issues.

We'd like to work with fewer, work with them more intensively. We recognize, like our dealers have to be profitable, our suppliers have to be profitable. And, it's the whole value chain that wins in the global marketplace, so we're working very hard to continue to improve our working rapport with suppliers, including executive sponsors to work with the key supplier companies and be sure we have their commitment on the journey we're on on not changing processes without telling us.

Sometimes that's -- causes an ugly surprise and to ensure they capacitize to deliver the volumes that we think we have an opportunity to deliver. And, we'd like to work with, when I call a supplier strategic, they work almost exclusively with us as opposed to other competitors of ours in our space. We have a lot of commodity suppliers that they supply everybody. They don't add to our competitive advantage.

Do I have time for more?

Unidentified Company Representative
Inaudible - microphone inaccessible

Jim Owens - Caterpillar Inc. - Chairman, CEO
Well, let me answer one in the back, because I -- I'll take it.

Unidentified Audience Member
Inaudible - microphone inaccessible

Jim Owens - Caterpillar Inc. - Chairman, CEO
I think that's a trend goal, greater than 16% return on equity at a trend level of activity in 2010 is our goal. This year's 14.4%.

Unidentified Audience Member
Inaudible - microphone inaccessible

Jim Owens - Caterpillar Inc. - Chairman, CEO
When you lever it up -- it's interesting. I was on -- I was at anther meeting, I won't mention the company, the other day. They have virtually no debt. We think it's important to maintain a debt-to-debt plus equity ratio that's -- are respectively levered. We don't inspire to be a AAA debt rating. In fact, we can trade at A, and we get better than AA rates, because the markets like our paper. And, we have our finance company levered at 8 to 1. You should never look at the consolidated balance sheet. It's not very relevant. The finance company's levered 8 to1.

The machine and engine business we like to run at 35% to 40% debt-to-debt plus equity. I'm very pleased that you're looking at return on equity. I think it's a relevant measure for investors, and I think at trend levels of activity, we'd be right at 40% return on equity. And, that means we'd fluctuate around that, a little above when -- in peak needs. And, we'll sustain greater than 12% return on its -- if you looked at ROIC, it would be greater than 12% at the trough and greater than 6% after-tax returns.

Unidentified Audience Member
Inaudible - microphone inaccessible

Jim Owens - Caterpillar Inc. - Chairman, CEO
No, I think -- it's a target, but it's one I'm confident we can deliver.

Unidentified Audience Member
Inaudible - microphone inaccessible

Jim Owens - Caterpillar Inc. - Chairman, CEO
I think it's -- yes, we're -- there is a 2 billion equity write-off, but that's -- we'll probably be over 40% this year for the wrong reasons. Yes, we'll rebuild that back into the 35% to 30% range. I think it's just excellent performance in a company that would have a strong market leadership position across the full spectrum of our products globally and a pretty rich services business. Thank you, all.

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